LOAN AND SECURITY AGREEMENT
Dated as of September 8, 2009
between
ARVINMERITOR RECEIVABLES CORPORATION,
as Borrower,
ARVINMERITOR, INC.,
as Initial Collection Agent,
GMAC COMMERCIAL FINANCE LLC,
as Sole Lead Arranger, Book Runner, Agent and Lender, and

The Financial Institution(s) Listed
on the Signature Pages to this Agreement,
as Lenders

TABLE OF CONTENTS

SECTION 1	DEFINITIONS AND ACCOUNTING TERMS	1
1.1	Certain Defined Terms.	1
1.2	UCC Defined Terms.	23
1.3	Accounting Terms.	23
1.4	Other Definitional Provisions.	23
SECTION 2	LOANS AND COLLATERAL	24
2.1	Loans.	24
2.2	Interest.	28
2.3	Fees.	30
2.4	Payments and Prepayments.	31
2.5	Term of this Agreement.	32
2.6	Statements.	33
2.7	Grant of Security Interest.	33
2.8	Yield Protection.	34
2.9	Taxes.	34
2.1	Required Termination and Prepayment.	36
2.11	Optional Prepayment/Replacement of Lenders.	36
2.12	Compensation.	37
2.13	Booking of LIBOR Loans.	38
2.14	Assumptions Concerning Funding of LIBOR Loans.	38
2.15	Endorsement.	38
2.16	Increase of Commitment Cap.	39
SECTION 3	CONDITIONS TO LOANS	40
SECTION 4	REPRESENTATIONS AND WARRANTIES	41
4.1	Organization, Powers, Capitalization.	41
4.2	Authorization of Borrowing, No Conflict.	42
4.3	Financial Condition.	42
4.4	Indebtedness and Liabilities.	43
4.5	Collateral Warranties	43
4.6	Names and Locations.	44
4.7	Title to Properties; Liens.	44
4.8	Litigation; Adverse Facts.	44
4.9	Payment of Taxes.	44
4.1	Performance of Agreements.	45
4.11	Employee Benefit Plans.	45
4.12	Broker’s Fees.	45
4.13	Environmental Compliance.	45
4.14	Solvency.	45
4.15	Disclosure.	45
4.16	Compliance with Laws; Government Authorizations; Consents.	46
4.17	Certain Governmental Regulations.	46
4.18	Collections.	47
4.19	Amendment of Schedules.	47
4.2	Certain Accounts Purchase Matters.	47
SECTION 5	REPORTING AND OTHER AFFIRMATIVE COVENANTS	48
5.1	Financial Statements and Other Reports.	48
5.2	Changes Regarding Originators.	48
5.3	Material Indebtedness.	48
5.4	Setoff Limitation Agreements.	49
5.5	Collateral-related Covenants.	49
5.6	Use of Proceeds and Margin Security	50
5.7	Separate Legal Entity.	50
5.8	Adverse Claims on Accounts.	52
5.9	Audits.	52
5.1	Cooperation.	52
5.11	Compliance with Laws.	52
5.12	Additional Documents.	53
SECTION 6	INTENTIONALLY OMITTED	53
SECTION 7	NEGATIVE COVENANTS	53
7.1	Indebtedness and Liabilities.	53
7.2	Guaranties.	53
7.3	Transfers, Liens and Related Matters.	53
7.4	Investments and Loans.	54
7.5	Employee Benefit Plans.	54
7.6	Restriction on Fundamental Changes.	54
7.7	Transactions with Affiliates.	54
7.8	Use of Collateral and Revolving Advances.	54
7.9	Certain Changes.	54
7.1	Subsidiaries.	54
7.11	Fiscal Year; Tax Designation.	54
7.12	Bank Accounts.	54
7.13	[Intentionally Omitted]	54
7.14	Change in Business; Change in Credit and Collection Policy.	55
7.15	Organizational Documents.	55
7.16	Business Restrictions.	55
7.17	Account Sale Agreement; Performance Undertaking.	55
7.18	Setoff Limitation Agreements.	55
7.19	Accounts.	55
7.2	Dividends and Distributions.	56
7.21	Subordinated Notes.	56
SECTION 8	DEFAULT, RIGHTS AND REMEDIES	56
8.1	Event of Default.	56
8.2	Suspension of Commitments.	59
8.3	Acceleration.	59
8.4	Remedies.	59
8.5	Appointment of Attorney-in-Fact.	60
8.6	Limitation on Duty of Agent and Lenders with Respect to Collateral.	61
8.7	Application of Proceeds.	61
8.8	License of Intellectual Property.	61
8.9	Waivers; Non-Exclusive Remedies.	62
SECTION 9	AGENT	62
9.1	Agent.	62
9.2	Notice of Default.	67
9.3	Action by Agent.	67
9.4	Amendments, Waivers and Consents.	67
9.5	Assignments and Participations in Loans.	68
9.6	Set Off and Sharing of Payments.	71
9.7	Disbursement of Funds.	71
9.8	Settlements, Payments and Information.	71
9.9	Documents to Lenders.	74
9.1	Conduct of Audits.	74
SECTION 10	COLLECTION AGENT	74
10.1	ArvinMeritor as Initial Collection Agent.	74
10.2	Certain Duties of the Collection Agent.	74
10.3	Servicing Compensation.	78
10.4	Agreement Not to Resign.	78
10.5	Designation of Collection Agent.	78
10.6	Termination.	78
10.7	Revocation of Agency.	79
SECTION 11	MISCELLANEOUS	79
11.1	Expenses and Attorneys’ Fees.	79
11.2	Indemnity.	80
11.3	Notices.	80
11.4	Survival of Representations and Warranties and Certain Agreements.	82
11.5	Indulgence Not Waiver.	82
11.6	Marshaling; Payments Set Aside.	82
11.7	Certain Consents.	82
11.8	Entire Agreement.	83
11.9	Severability.	83
11.1	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.	83
11.11	Headings.	83
11.12	APPLICABLE LAW.	83
11.13	Successors and Assigns.	83
11.14	No Fiduciary Relationship; No Duty; Limitation of Liabilities.	84
11.15	Lenders’ Compliance With Certain Laws.	84
11.16	CONSENT TO JURISDICTION.	85
11.17	WAIVER OF JURY TRIAL.	85
11.18	Construction.	85
11.19	Counterparts; Effectiveness.	86
11.2	The Syndication Agent, Sole Lead Arranger and Book Runner.	86
11.21	Confidentiality.	86
11.22	Publication.	87

EXHIBITS

A.     Assignment and Acceptance Agreement

B.     Borrowing Base Certificate

C.     Compliance Certificate

D.     Form of Setoff Limitation Letter

E.     Form of Revolving Note

F.     Form of Swingline Note

G.     Performance Undertaking

H.     Notice of Borrowing

I.      Commitment and Acceptance

J.     Credit and Collection Policy

SCHEDULES

1              List of Setoff Limitation Agreements executed as of the Closing Date

3              List of Closing Documents

4.1(A)     Name of Loan Parties; Chief Executive Office; Organizational Identification Numbers

4.1(B)     Capitalization of Borrower

4.5(B)     Bank Accounts

4.6           Names and Locations

RIDERS

A.     Reporting Rider

LOAN AND SECURITY AGREEMENT

This AGREEMENT is dated as of September 8, 2009 and entered into among ARVINMERITOR RECEIVABLES CORPORATION, a Delaware Corporation (“Borrower”), ARVINMERITOR, INC., an Indiana corporation (together with its successors, “ArvinMeritor”), in its capacity as the initial collection agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collection Agent”), the financial institution(s) listed on the signature pages hereof and their respective successors and Eligible Assignees (each individually a “Lender” and collectively “Lenders”) and GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company (in its individual capacity, “GMAC CF”), for itself as Sole Lead Arranger, Book Runner, a Lender and as Agent.

BACKGROUND

A.     Borrower desires that Lenders extend a credit facility to provide working capital financing to Borrower that Borrower will use to purchase Accounts from the Originators.

B.     To secure Borrower’s obligations under the Loan Documents, Borrower is granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of Borrower’s personal property as more particularly described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Agent and Lenders agree as follows:

TERMS AND CONDITIONS

SECTION 1	DEFINITIONS AND ACCOUNTING TERMS

1.1     Certain Defined Terms.

The capitalized terms not otherwise defined in this Agreement have the meanings set forth below:

"Access Agreement" means that certain Access Agreement executed by Originators and Agent of approximate even date under which Originators, among other things, agree to provide Agent with access to their books and records.

“Account Files" means with respect to an Account, (a) the Contract giving rise to the Account and instruments, books, records and other evidences of such Account including, without limitation, electronic files, tapes, discs, and related property and rights and (b) UCC financing statements related thereto, if any.

“Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower; and (b) changes in accounting principles recommended by Company’s Accountants. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) will be treated as expenses in the period the expenditures are made and deducted as part of the calculation of net income in such period.

“Accounts Sale Agreement” means the Third Amended and Restated Purchase and Sale Agreement dated as of the Closing Date between certain Originators, as sellers, Borrower, as buyer, and certain other Subsidiaries of ArvinMeritor, as withdrawing originators/sellers, as further amended, supplemented, restated or otherwise modified from time to time as permitted by subsection 7.17.

“Administrative Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the Parent Credit Agreement or an successor or replacement agent acting in a similar capacity in respect of the Parent Credit Agreement.

“Advance” means an advance under the Revolving Loan or Swingline Loan.

“Adverse Claim” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Affected Lender” has the meaning assigned to that term in subsection 2.11.

“Affiliate” means any Person (other than Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, any Loan Party; (b) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in Borrower; (c) ten percent (10%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Borrower; or (d) which has a senior officer who is also a senior officer of Borrower; provided that independent directors are not deemed to be senior officers for purposes of this provision. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

“Agency Fees" has the meaning given in the Fee Letter.

“Agent” means GMAC CF in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to subsection 9.1(G).

“Agent’s Account” means the following Deposit Account of Agent:

     JPMorgan Chase Bank, N.A.
     New York, New York
     ABA No.: [REDACTED]
     Account Name: GMAC Commercial Finance

          Structured Finance Division

     Account No.: [REDACTED]

     Reference: ArvinMeritor Receivables Corporation

“Agreement” means this Loan and Security Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” means any laws or regulations relating to terrorism or money-laundering, including, without limitation, (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (ii) the U.S. Patriot Act, (iii) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., (iv) the Bank Secrecy Act, (v) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and (vi) any related rules and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control or any other Governmental Authority, in each case as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Applicable Margin” for each type of Loan means the applicable percentage specified below:

TYPE OF OBLIGATION	APPLICABLE MARGIN FOR BASE RATE LOANS	APPLICABLE MARGIN FOR LIBOR RATE LOANS
Revolving Advances	3.50%	4.50%
Obligations for which no other interest rate is specified	3.50%	Not Available

“Assigning Lender” has the meaning set forth in subsection 9.5(A).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A.

"Assignment of Rights" means that certain Assignment of Rights executed by Borrower in favor of Agent on or about the date of this Agreement under which Borrower assigned to Agent all of its rights under the Accounts Sale Agreement.

“Audits” has the meaning given in subsection 5.9.

"Authorized Officer" means the president, chief financial officer, treasurer, assistant treasurer, or controller of any Person, and with respect to ArvinMeritor, also includes any Treasury Director and Treasury Manager.

“Base Rate” means a variable rate of interest per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus fifty (50) basis points, or (c) LIBOR for an Interest Period of three months plus one hundred (100) basis points.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate.

"Big Four Accounting Firm" means PriceWaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, or KPMG, and any of their controlled affiliates.

“Blocked Accounts” means a deposit account with respect to which the Collecting Bank has acknowledged and agreed, in a manner satisfactory to Agent and with the written consent of Borrower, that (a) except with respect to making account adjustments related only to the Blocked Account, charging fees and expenses associated with the Blocked Accounts and Lockboxes and returned unpaid deposit items associated with the Lockboxes or Blocked Accounts, the Collecting Bank has no right to setoff against the Blocked Account, (b) the Collecting Bank does not have and will not take any Lien in the Lockboxes or Blocked Account, (c) the Collecting Bank will comply with instructions originated by Agent directing disposition of the funds in the Blocked Account or items in the Lockboxes without the further consent of Borrower or Collection Agent, and (d) all such payments received will be promptly transferred to Agent's Account.

“Borrower” has the meaning assigned to that term in the introductory paragraph of this Agreement.

“Borrowing Base” means, as of any date of determination, an amount equal to up to the following:

    (a)      80% of the following amount –

     (i)      the aggregate amount of Eligible Accounts, minus

     (ii)     the Dilution Reserve, the Core Return Reserve and the Designated Customer Reserve;

     MINUS

     (b)     the Interest and Fee Reserve, the Parent Credit Agreement Reserve (if any), and such other reserves as Agent in its reasonable credit judgment may elect to establish.

“Borrowing Base Certificate” means a certificate and schedule duly executed by an Authorized Officer of Borrower appropriately completed and in substantially the form of Exhibit B.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Michigan or is a day on which banking institutions located in any such state are closed, or (b) for the purposes of determining LIBOR only, a London Banking Day.

“Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank.

“Certificate of Exemption” has the meaning assigned to that term in subsection 2.9(C).

“Change of Control” means:

(a)     With respect to ArvinMeritor, that:

     (i)     any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of fifty percent (50%) or more of the voting power of the then outstanding capital stock of ArvinMeritor entitled to vote generally in the election of the directors of ArvinMeritor; or
     (ii)     during any period of twelve (12) consecutive calendar months, the board of directors of ArvinMeritor shall cease to have as a majority of its members individuals who either: (i) were directors of ArvinMeritor on the first day of such period, or (ii) were elected or nominated for election to the board of directors of ArvinMeritor at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of ArvinMeritor on the first day of such period, or whose election or nomination for election was so approved; or
     (iii)     ArvinMeritor consolidates with or merges into another corporation (other than a Subsidiary of ArvinMeritor) or conveys, transfers or leases all or substantially all of its property to any person(other than a Subsidiary of ArvinMeritor), or any corporation (other than a Subsidiary of ArvinMeritor) consolidates with or merges into ArvinMeritor, in either event pursuant to a transaction in which the outstanding capital stock of ArvinMeritor is reclassified or changed into or exchanged for cash, securities or other property;

(b)     With respect to Borrower, that ArvinMeritor ceases to beneficially own and control, directly or indirectly, 100% of the issued and outstanding shares of each class of capital stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the board of directors of Borrower.

(c)     With respect to an Originator, that such Originator ceases to be a direct or indirect Subsidiary of ArvinMeritor.

“Chargebacks” means amounts that are re-billed or re-invoiced to an Account Debtor when the Account Debtor pays less than 100% of a the original invoice amount.

“Closing Date” means September 9, 2009.

“Co-Documentation Agents” means GMAC CF and Wachovia Bank, National Association.

“Collateral” has the meaning assigned to that term in subsection 2.7(A).

“Collecting Banks” has the meaning assigned to that term in subsection 4.18.

“Collections” means, with respect to any Account, all cash collections and other cash proceeds in respect of such Account, including, without limitation, all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Account.

“Commitment” or “Commitments” as applicable, means (a) as to any Lender, the commitment of such Lender to make Revolving Advances pursuant to subsection 2.1 (A), and without duplication to purchase a participation in the Swingline Loan pursuant to subsection 2.1(B) in the aggregate amount set forth on the signature page of this Agreement opposite such Lender’s signature, in any Commitment and Acceptance or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitments of all Lenders to make Revolving Advances and without duplication to purchase participations in the Swingline Loan pursuant to subsection 2.1(B).

“Commitment Cap” means initially One Hundred Five Million Dollars ($105,000,000), with such amount (a) increased pursuant to subsection 2.16 and (b) decreased as provided in subsections 2.3(B) and 2.11; provided, however, the Commitment Cap may not at any time exceed One Hundred Twenty-Five Million Dollars ($125,000,000).

“Commitment and Acceptance” has the meaning given in subsection 2.16.

“Company’s Accountants” means the independent certified public accountants selected by ArvinMeritor and reasonably acceptable to Agent, which selection will not be modified during the term of this Agreement without Agent’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any Big Four Accounting Firm will automatically be deemed reasonably acceptable to Agent, and ArvinMeritor will be permitted to modify its selection to any other Big Four Accounting Firm during the term of this Agreement without consent of Agent.

“Compliance Certificate” means a certificate duly executed by an Authorized Officer of Borrower appropriately completed and in substantially the form of Exhibit C.

“Contract” means either (i) a contract, purchase order, release, supply agreement or other agreement under which Originator supplies goods or services to an Account Debtor, or (ii) an invoice issued by the Originator to an Account Debtor, in either of the foregoing cases, pursuant to which such Account Debtor is obligated to pay for goods and/or services.

“Control” means “control” as defined in the UCC with respect to a particular item of Collateral.

"Core Credits" means credits and deductions for the value of cores returned to the Originators by their customers.

"Core Return Reserve" means (a) two and one-half (2.5) times the average monthly Core Credits given by Originators or taken by their customers over the prior twelve month period, or (b) such other amount Agent that reasonably determines is necessary to reflect anticipated Core Credits to be taken against the unpaid Accounts.

“Credit and Collection Policy” means, with respect to any Account, the finance policy of Originators, Borrower and Collection Agent attached as Exhibit J the for prior to the Closing Date, as modified from time to time in accordance with the terms of this Agreement.

“Daily Interest Amount” has the meaning assigned to that term in subsection 9.8(A)(3).

“Daily Interest Rate” has the meaning assigned to that term in subsection 9.8(A)(3).

“Daily Loan Balance” has the meaning assigned to that term in subsection 9.8(A)(3).

“Deemed Collection” means any Collection deemed to have been received by an Originator pursuant to Section 3.2 of the Accounts Sale Agreement.

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Default Rate” has the meaning assigned to that term in subsection 2.2(A).

“Defaulted Account ” means, as of any date of determination, any Account (i) which has been or should have been charged-off or deemed uncollectible in accordance with the Credit and Collection Policy after taking a reasonable time to apply Collections received to applicable invoices and reconcile the amount of such Account, (ii) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 61 days or more past the due date for such payment, determined by reference to the original contractual payment terms of such Account, (iii) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 91 days or more past the invoice date if no due date was specified on the original invoice, (iv) which is subject to an asserted dispute or setoff but only to the extent of such asserted dispute or setoff, or (v) unless the Agent in its sole discretion has otherwise agreed, as to which the Account Debtor thereon has suffered an Event of Bankruptcy.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid hereunder or under any other Loan Document by such Lender to the Agent, to the Borrower, or to any other Lender, which amount has not been so paid in breach of this Agreement.

“Defaulting Lender” means, at any time, any Lender that owes a Defaulted Amount.

“Designated Account” has the meaning ascribed to such term in the Accounts Sale Agreement.

“Designated Customer Reserve” means an aggregate amount equal to 25% of the  Eligible Accounts of each of  Volvo, Mack and Hino, but in each case the Eligible Accounts of such Account Debtor shall be included in the calculation of this reserve only for the period from the Closing Date until the earlier of (i) the date such Account Debtor  has executed and delivered a Setoff Limitation Agreement, or (ii) the date on which all Accounts of such Account Debtor cease to be Eligible Accounts.

“Dilution Reserve” means, as of any date of determination, a reserve for the amount by which the total dilution of Accounts exceeds five percent (5%); with dilution referring to all actual offsets to Accounts, including, without limitation, customer payment discounts and/or volume discounts, write-offs, credit memoranda, returns and allowances, and billing errors, but specially excluding deductions for (i) Core Credits, and (ii) credits issued to net the accounts payable owing by the Originators to Account Debtors to the extent such credits have been reflected in the calculation of the amount of Eligible Accounts.

“Eligible Accounts” means, as at any date of determination, the aggregate of all Accounts that Agent, in its reasonable credit judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, the Agent may determine that the following of Borrower’s Accounts are not Eligible Accounts:

        (1)     Accounts that are payable in a currency other than U.S. dollars;

(2)	Accounts that were not created by an Originator in the ordinary course of its business;

(3)	Accounts that are not in compliance, in all material respects, with the Credit and Collection Policy;

(4)	Accounts which do not consist of accounts receivable, each owed to and owned by Borrower arising or resulting from the sale of goods or the rendering of services by an Originator;

(5)	Accounts which, at the date of issuance of the respective invoice thereof, were payable more than one hundred twenty (120) days after the date of issuance;

(6)	Accounts for any Account Debtor which remain unpaid for more than sixty (60) days after the due date specified in the original invoice (net of any credits for the Account Debtor that have aged more than sixty (60) days from the date such credit was originally issued) or for more than ninety (90) days after invoice date if no due date was specified; (net of any credits for the Account Debtor that have aged more than ninety (90) days from the date such credit was originally issued);

(7)	Accounts which are otherwise eligible with respect to which the Person obligated on such Account is owed a credit by Borrower or an Originator, but only to the extent of such credit;

(8)	Accounts due from a Person whose principal place of business is located outside the United States of America or Canada (other than the Province of Quebec);

(9)	Accounts due from a Person which Agent has notified Borrower does not have a satisfactory credit standing based on Agent's reasonable credit judgment;

(10)	Accounts with respect to which the Account Debtor or the Person obligated with respect thereto is the United States of America, any state or any municipality, or any department, agency or instrumentality thereof, unless Borrower or the applicable Originator or Collection Agent, as required, has, with respect to such Account, complied with the Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et seq.) or any applicable statute or municipal ordinance of similar purpose and effect;

(11)	Accounts with respect to which the Person obligated is an Affiliate of Borrower or an Originator or a director, officer, agent, controlling stockholder, controlling member or employee of Borrower, an Originator or any of its or their Affiliates;

(12)	Accounts due from a Person if more than twenty-five percent (25%) of the aggregate amount of Accounts of such Person have at the time remained unpaid for more than ninety (90) days after due date or one hundred twenty (120) days after the invoice date if no due date was specified;

(13)	Accounts with respect to which there is any material unresolved dispute with the respective Account Debtor (but such Accounts will only be ineligible to the extent of the amount in dispute that is not covered by a Setoff Limitation Agreement, unless Agent reasonably believes that the dispute could affect the timely payment of the portion of the Account that is not in dispute);

(14)	Accounts evidenced by an Instrument or Chattel Paper;

(15)	Accounts with respect to which Agent, on behalf of itself and Lenders, does not have a valid, first priority and fully perfected security interest;

(16)	Accounts subject to any Lien except those in favor of Agent, for the benefit of itself and Lenders;

(17)	Accounts with respect to which the Account Debtor or the Person obligated on the Account is the subject of any bankruptcy or other insolvency proceeding;

(18)	Accounts due from an Account Debtor to the extent that all Accounts of such Account Debtor that otherwise are Eligible Accounts exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Accounts at said date;

(19)	Accounts with respect to which the obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Accounts have not been delivered (or performed, as applicable) and accepted by the Account Debtor or the Person obligated on such Account, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignments;

(20)	Accounts with respect to which the Account Debtor or the Person obligated on the Account is located in New Jersey, or any other state denying out of state creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless Borrower and the applicable Originator have either qualified as a foreign entity authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;

(21)	Accounts with respect to which the Account Debtor or the Person obligated on the Account is a creditor of Borrower or an Originator; provided, however, that any such Account will only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Borrower or Originator(s) to such Person;

(22)	Accounts of any single Account Debtor that owes Borrower in excess of $3 million in the aggregate (or such lesser amount as Agent may determine in its reasonable credit judgment) unless (a) such Account Debtor has executed (and has not terminated or revoked) a Setoff Limitation Agreement, or (b) each Account arises from a Contract that does not impose future supply obligations on the Originator;

(23)	Beginning 45 days after the Closing Date, Accounts owing by Hino, Volvo or Mack, unless the Accounts of each respective Account Debtor are subject to a Setoff Limitation Agreement;

(24)	Accounts in respect of which Ford Motor Company or Chrysler Group, LLC or their Subsidiaries are the Account Debtors;

(25)	Accounts owing by General Motors Company or its Subsidiaries that exceed $1,500,000 in the aggregate; or

(26)	Accounts that represent amounts owing in respect of dies, fixtures, jigs, gauges, patterns, casting patterns, cavities, molds or other tooling; or

(27)	Accounts that are placed on credit hold by Collection Agent or an Originator for more than fifteen (15) consecutive Business Days; or

(28)	Accounts that represent Chargebacks; or

(29)      Accounts that are otherwise Eligible Accounts, which according to the original contractual payment terms of such Account have a due date that is more than 60 days from invoice date, to the extent such Accounts represent more than ten percent (10%) of Borrower’s total Accounts.

It is the intent of the parties that an Account that is described in more than one of clauses (1) through (29) above or another class of Accounts that Agent, in its reasonable credit judgment, determines to be ineligible, shall not be excluded more than once in the calculation of the amount of Eligible Accounts.

“Eligible Assignee” will mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000 (or $250,000,000 in the case of an assignment of a Commitment); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (or $250,000,000 in the case of an assignment of a Commitment), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (c) any nationally recognized financial institution or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including but not limited to, commercial finance companies, insurance companies, mutual funds and lease financing companies, (d) a Related Fund (as such term is defined in subsection 9.5(D)), and (e) a Person that is primarily engaged in the business of lending that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; provided, however, that no Affiliate of Borrower will be an Eligible Assignee and no Person shall be an Eligible Assignee if such Person appears on the list of Specially Designated Nationals and Blocked Persons prepared by the U.S. Treasury Department’s Office of Foreign Assets Control or the purchase by such Person of an assignment or the performance by any Agent of its duties under the Loan Documents with respect to such Person violates or would violate any Anti-Terrorism Law.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding 6 years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate”, as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

“Event of Bankruptcy” will be deemed to have occurred with respect to a Person if either:

     (a)     A case or other proceeding is commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and, solely in the case of Borrower, such case or proceeding continues undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person is entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

     (b)     Such Person commences a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors votes to authorize any of the foregoing.

“Event of Default” has the meaning assigned to that term in subsection 8.1.

“Excess Interest” has the meaning assigned to that term in subsection 2.2(C).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Board of Governors of the Federal Reserve System as the Federal Funds Rate or Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Federal Funds Effective Rate or its equivalent or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Agent from three Federal funds brokers of recognized standing selected by Agent.

"Fee Letter" means that certain letter agreement between Borrower and Agent dated on or about the Closing Date that provides for certain fees Borrower must pay to Agent in connection with this Agreement.

“Fiscal Year” means each twelve (12) month period ending on or around the last day of September in each year.

“Foreign Lender” has the meaning given to that term in subsection 2.9(C).

“Funding Date” means the date of each funding of a Loan.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“GMAC CF” has the meaning given to that term in the introductory paragraph of this Agreement.

“Governmental Authority” means any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign, in each case, only to the extent such entity has competent jurisdiction.

“Hino” means Hino Motors Ltd. and its Affiliates and Subsidiaries.

“Indebtedness”, as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby is assumed by that Person or is non-recourse to the credit of that Person; (f) obligations in respect of Letters of Credit or similar instruments; (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (h) “earnouts” and similar payment obligations; (i) any advances under any factoring arrangement; and (j) all guarantees by such Person of Indebtedness of others.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 11.2.

“Indemnitees” has the meaning assigned to that term in subsection 11.2.

“Independent Director” means a member of Borrower’s Board of Directors who:

     (A)     meets all of the requirements for an “Independent Director” under the Borrower’s Organizational Documents in effect as of the date of this Agreement;

     (B)     has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; provided, however, that an individual will not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an “independent director” or similar capacity for special purpose entities formed by ArvinMeritor or any of its Affiliates; and

     (C)     has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

"Intercreditor Agreement" means the Intercreditor Agreement dated on or about the Closing Date between Agent and JPMorgan Chase N.A., as agent under the Parent Credit Agreement.

“Interest and Fee Reserve” means a reserve equal to Agent’s estimate of (a) the Servicing Fee(s) owing to Collection Agent, and (b) interest and fees owing to Agent and/or the Lenders under the Loan Documents, in both cases which will be payable by Borrower during the next two calendar months.

“Interest Period” means, in connection with each LIBOR Loan, an interest period which Borrower elects to be applicable to such Loan, which Interest Period will be either a one (1), two (2), three (3), or six (6) month period; provided that:

        (1)      the initial Interest Period for any LIBOR Loan will commence on the Funding Date of such Loan;

       (2)      in the case of successive Interest Periods, each successive Interest Period will commence on the day on which the immediately preceding Interest Period expires;

(3)	if an Interest Period expiration date is not a Business Day, such Interest Period will expire on the next succeeding Business Day; provided that if any Interest Period expiration date is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period will expire on the immediately preceding Business Day;

(4)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will, subject to part (5) below, end on the last Business Day of a calendar month;

(5)	no Interest Period will extend beyond the Termination Date; and

(6)     there will be no more than four (4) Interest Periods relating to LIBOR Loans outstanding at any time.

“Interest Rate” has the meaning assigned to that term in subsection 2.2(A).

“Interest Settlement Date” has the meaning assigned to that term in subsection 9.8(A)(2).

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service or any successor agency responsible for federal income taxes in the United States of America.

“Lender” or “Lenders” has the meaning given to that term in the opening section of this Agreement and any New Lender that becomes a Lender pursuant to a Commitment and Acceptance delivered under subsection 2.16, together with their respective successors and assigns.

“Letter of Non-Exemption” has the meaning assigned to that term in subsection 2.9(C).

“Liabilities” has the meaning given that term in accordance with GAAP and will include, without limitation, Indebtedness.

“LIBOR” means, for each Interest Period, a rate per annum equal to the greater of three percent (3.0%) per annum or:

(1)     the offered rate for deposits in U.S. dollars in an amount comparable to the amount of the applicable Loan in the London interbank market for the relevant Interest Period which is published by the British Bankers’ Association and currently appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that if such a rate ceases to be available to Agent on that or any other source from the British Bankers’ Association, LIBOR will be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Agent determines that U.S. dollars in an amount comparable to the amount of the applicable Loans are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by Agent; divided by

(2)     a number equal to one (1.0) minus the maximum reserve percentages (expressed as a decimal fraction) (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by any Lender by the Board of Governors of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%). LIBOR will be adjusted automatically on and as of the effective date of any ch ange in any such reserve percentage.

“LIBOR Loans” means at any time that portion of the Loans bearing interest at rates determined by reference to LIBOR.

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” or “Loans” means an advance or advances under the Commitment.

“Loan Documents” means this Agreement, Performance Undertaking, the Assignment of Rights, the Access Agreement, the Notes (if any) and all other documents, instruments and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for Agent or any Lender in connection with the Loans, and any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means each of Borrower, ArvinMeritor, in its capacity as Performance Guarantor and Collections Agent and each Originator.

“Loan Year” means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London Interbank market.

“Mack” means Mack Trucks, Inc. and its Affiliates and Subsidiaries.

“Material Adverse Effect” means a material adverse effect upon: (a) the business, operations, prospects, properties, assets or condition (financial or otherwise) of (i) ArvinMeritor and its Subsidiaries taken as a whole, or (ii) the Borrower; (b) the ability of Borrower or ArvinMeritor to perform their respective obligations under any Loan Document to which they are a party; (c) the ability of Agent or any Lender to enforce or collect any of the Obligations; or (d) the enforceability or priority of the Agent’s Liens with respect to the Collateral.

"Material Indebtedness" means any Indebtedness in excess of $35,000,000 in aggregate principal amount.

“Maximum Rate” has the meaning assigned to that term in subsection 2.2(C).

“Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (a) the aggregate of the Commitments of all Lenders less the amount of the Swingline Loan and (b) the Borrowing Base less the amount of the Swingline Loan.

“Maximum Swingline Loan Amount” means at any time the lesser of (a) $10,000,000 and (b) the amount that would cause the Revolving Loan to exceed the Maximum Revolving Loan Amount.

“New Lender” means a Lender, in each case approved by Borrower and Agent, that agrees to become a Lender, or to increase its Commitment, pursuant to subsection 2.16.

“Note” or “Notes” means the Revolving Notes (if any).

“Notice of Borrowing” means a notice duly executed by an authorized representative of Borrower appropriately completed and in the form of Exhibit G.

“Obligations” means all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Agent or to any Lender under the Loan Documents (whether incurred before or after the Termination Date) including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law (regardless of whether allowed or allowable in whole or in part as a claim therein).

“OECD” has the meaning provided in the definition of “Eligible Assignee.”

“OFAC” means the U.S. Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Originator” means Meritor Heavy Vehicle Braking Systems (U.S.A.), Inc., a Delaware corporation, or Meritor Heavy Vehicle Systems, LLC, a Delaware limited liability company.

"Outstanding Balance" of any Account at any time means the then outstanding principal balance of such Account.

“Parent Credit Agreement” means (a) the Credit Agreement dated as of June 23, 2006, among ArvinMeritor, ArvinMeritor Finance Ireland, the lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and (b) any credit agreement or loan agreement in which ArvinMeritor is a borrower and which provides credit facilities that replace or refinance the credit facilities provided under the Credit Agreement described in clause (a), in both cases as amended, restated, or otherwise modified from time to time.

"Parent Credit Agreement Reserve" means, on any date on which a Parent Credit Agreement is no longer in effect, a reserve equal to twenty-five percent (25%) of Eligible Accounts; provided however, at Borrower's request this reserve may be reduced or eliminated (a) upon the approval of the Requisite Lenders if the Commitment Cap is less than One Hundred Twenty-Five Million Dollars ($125,000,000); or (b) upon the approval of at least seventy percent (70%) of Lenders (who are not Defaulting Lenders) as measured by the sum of such Lenders' outstanding Loans and unutilized Commitments as a percentage of all such outstanding Loans and unutilized Commitments of Lenders (who are not Defaulting Lenders).

"Performance Guarantor" means ArvinMeritor.

"Performance Undertaking" means the Performance Undertaking dated as of the Closing Date by ArvinMeritor in favor of Borrower, as further amended, restated, or otherwise modified from time to time as permitted by subsection 7.17.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Prime Rate” means the rate of interest from time to time announced from time to time by JPMorgan Chase Bank, N.A., as its “prime rate”, or if such rate is not announced, the prime rate quoted by any comparable domestic banking institution selected by Agent. The Prime Rate is merely a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by the applicable bank.

“Pro Rata Share” means (a) with respect to matters relating to a particular Commitment of a Lender, the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders and (b) with respect to all other matters, the percentage obtained by dividing (i) the Commitment of a Lender by (ii) the aggregate of all Commitments of all Lenders, in either (a) or (b), as such percentage may be adjusted by assignments permitted pursuant to subsection 9.5; provided, however, if any Commitment is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of such Lender’s outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment.

“Projections” means (a) ArvinMeritor and its Subsidiaries’ forecasted profit and loss statement(s), (b) ArvinMeritor and its Subsidiaries’ forecasted cash flow statements, and (c) Borrower’s projected Revolving Loan balances, all prepared consistent with ArvinMeritor’s and its Subsidiaries’ historical financial statements and based upon good faith estimates and assumptions by Borrower and ArvinMeritor (as the case may be) believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Register” has the meaning assigned to that term in subsection 9.5(E).

“Related Fund” has the meaning assigned to that term in subsection 9.5 (D).

“Related Security” means, with respect to any Account, (a) all right, title and interest, but none of the obligations, of the applicable Originator, in, to and under other Adverse Claims and property subject to Adverse Claims from time to time purporting to secure payment of such Account, whether pursuant to the Contract related to such Account or otherwise, (b) all Uniform Commercial Code financing statements or similar instruments covering any collateral securing payment of such Account, (c) all guaranties, indemnities, insurance and other agreements (including the related Account File), Supporting Obligations, arrangements and other collateral of whatever character from time to time supporting or securing payment of such Account, whether pursuant to the Contract relating to such Account or otherwise relating to such Account, (d) all right, title and interest, if any, of the Borrower or any Originator in any Lockboxes or Blocked Accounts, and (e) all other instruments and all rights under the documents in the Account File relating to such Account and all rights (but not obligations) relating to such Account.

“Replacement Lender” has the meaning assigned to that term in subsection 2.11(A).

“Reporting Rider” means Rider A attached to this Agreement and made a part hereof.

“Requisite Lenders” means at least two Lenders (other than a Defaulting Lender) if there are three or more Lenders (excluding any Defaulting Lender(s)) or if there are only two Lenders (excluding any Defaulting Lender(s)), a single Lender holding or being responsible for, in the aggregate: more than fifty percent (50%) of the sum of the (a) outstanding Loans and (b) unutilized Commitments of all Lenders which are not Defaulting Lenders.

“Revolving Advance” means each advance made by Lender(s) under the Commitment pursuant to subsection 2.1 (A).

“Revolving Loan” means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

“Revolving Note” means each promissory note of Borrower in substantially the form of Exhibit E, issued to evidence the Commitments (if any).

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Settlement Date” has the meaning assigned to that term in subsection 9.8(A)(2).

“Servicing Fee” means the monthly servicing fee payable to ArvinMeritor for acting as Collection Agent in an amount not to exceed 1.8% per annum times the monthly average aggregate amount of outstanding Accounts.

“Setoff Limitation Agreement” means (a) an agreement executed by an Account Debtor in form and substance acceptable to Agent under which the Account Debtor limits its setoff and recoupment rights to ordinary course of business items acceptable to Agent (including those agreements referenced on Schedule 1), or (b) an agreement substantially similar to Exhibit D.

“SPV” has the meaning assigned to that term in subsection 9.5(A).

"Subordinated Notes" has the meaning ascribed to such term in the Accounts Sale Agreement.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

“Swingline Advance” means each Revolving Advance converted by Agent into an advance under the Swingline Loan pursuant to subsection 2.1(B).

“Swingline Lender” means GMAC CF, or if GMAC CF resigns as Swingline Lender, another Lender selected by Agent and reasonably acceptable to Borrower.

“Swingline Loan” means the outstanding balance of all Swingline Advances and any amounts added to the principal balance of the Swingline Loan pursuant to this Agreement.

“Swingline Note” means the promissory note of Borrower in substantially the form of Exhibit F, issued to evidence the Swingline Loan (if any).

“Swingline Suspension Notice” has the meaning given in subsection 2.1(B).

“Tax Distributions” means dividends and/or distributions paid by Borrower to ArvinMeritor in an amount equal to the product of (a) taxable income related to ArvinMeritor’s ownership interest in Borrower multiplied by (b) the sum of the highest effective corporate federal and state income tax rates in a state in which ArvinMeritor is obligated to pay taxes.

“Tax Liabilities” has the meaning assigned to that term in subsection 2.9(A).

“Termination Date” has the meaning assigned to that term in subsection 2.5.

“Third Party Proceeds” has the meaning given in subsection 10.2(C)(6).

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, to the extent the law of any other state or other jurisdiction applies to the attachment, perfection, priority or enforcement of any Lien granted to Agent in any of the Collateral, “UCC” means the Uniform Commercial Code as in effect in such other state or jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or enforcement of a Lien in such Collateral. To the extent this Agreement defines the term “Collateral” by reference to terms used in the UCC, each of such terms will have the broadest meaning given to such terms under the UCC as in effect in any state or other jurisdiction.

“Undrawn Availability” means an amount equal to the Maximum Revolving Loan Amount less the Revolving Loan.

"Unpaid Balance" means, with respect to any Account, the sum (without duplication) of (a) the Outstanding Balance thereof, and (b) the aggregate amount required to repay in full all interest, finance, prepayment and other fees and charges of any kind payable by the Account Debtor in respect of, such Outstanding Balance.

“Volvo” means Volvo Trucks North America, Inc. and its Affiliates and Subsidiaries.

1.2     UCC Defined Terms.

The following terms used in this Agreement will have the respective meanings provided for in the UCC: “Accounts”, “Account Debtor”, “Chattel Paper”, “Deposit Account”, “Documents”, “Equipment", “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit”, “Letter-of-Credit Rights”, “Payment Intangibles”, “Proceeds”, “Record”, “Software”, and “Supporting Obligations”.

1.3     Accounting Terms.

For purposes of this Agreement, all accounting terms not otherwise defined herein will have the meanings assigned to such terms in conformity with GAAP. Quarterly and annual financial statements furnished to Agent or any Lender pursuant to subsection 5.1 will be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any Accounting Changes occur and such changes affect standards or terms in this Agreement, then Borrower and Lenders agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower will be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment has been executed and delivered by Borrower and Requisite Lenders, (A) all standards and terms in this Agreement will be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower will prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the impact of the Accounting Changes on the financial statements delivered.

1.4     Other Definitional Provisions.

R eferences to “Sections”, “subsections”, “Riders”, “Exhibits”, “Schedules” and “Addenda” will be to Sections, subsections, Riders, Exhibits, Schedules and Addenda, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 or otherwise in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” will be deemed to be followed by the words “without limitation”; the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; references to agreements and other contractual instruments will be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; the word "will" means mandatory and not permissive and has the same meaning as “shall”; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations will include any amendments of same and any successor statutes and regulations.

SECTION 2	LOANS AND COLLATERAL

2.1     Loans.

  (A)     Revolving Loan. Each Lender, severally, agrees to lend to Borrower from time to time its Pro Rata Share of each advance under the Commitments. The aggregate amount of the Commitments will not exceed at any time the Commitment Cap at such time Amounts borrowed under this subsection 2.1(A) may be repaid and reborrowed at any time prior to the earlier of (1) the termination of the Commitments pursuant to subsection 8.3 or (2) the Termination Date. Except as otherwise provided herein, no Lender will have any obligation to make a Revolving Advance to the extent such Revolving Advance would cause the Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.

(B)
Swingline Loan. Agent may convert any request by Borrower for a Base Rate Revolving Advance into a request for an advance under the Swingline Loan. The Swingline Loan will be a Base Rate Loan and will not exceed in the aggregate at any time outstanding the Maximum Swingline Loan Amount. In the event that on any Business Day Swingline Lender desires that all or any portion of the Swingline Loan should be reduced in whole or in part, Swingline Lender will promptly notify Agent to that effect and indicate the portion of the Swingline Loan to be reduced; provided that Swingline Lender will deliver such notice no less than one time per week. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swingline Lender and will concurrently notify Lenders of each Lender’s Pro Rata Share of the obligat ion to make a Revolving Advance to repay the Swingline Loan (or portion thereof).

Each of the Lenders hereby unconditionally and irrevocably agrees to fund to Agent for the benefit of Swingline Lender, in lawful money of the United States and in same day funds, not later than 1:00 p.m. New York time on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Agent (provided that if any Lender will receive such notice at or prior to 11:00 a.m. New York time on a Business Day, such funding will be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Advance (which Revolving Advance will be a Base Rate Loan and will be deemed to be requested by Borrower) in the principal amount of such portion of the Swingline Loan which is required to be paid to Swingline Lender under this subsection 2.1(B) (regardless of whether the conditions precedent thereto set forth in Section 3 are then satisfied and whether or not any Default or Event of Default exists or all or any of the Loans have been accelerated, but subject to the other provisions of this subsection 2.1(B)). The proceeds of any such Revolving Advance will be immediately paid over to Agent for the benefit of Swingline Lender for application to the Swingline Loan. Notwithstanding anything to the contrary in this Agreement, if any Lender provides written notice to Swingline Lender of a Default or Event of Default together with a written directive that further Swingline Loans should not be made (a “Swingline Suspension Notice”), Swingline Lender will not make further Swingline Loans to Borrower until such Default or Event of Default is cured or waived in accordance with the terms hereof; provided that (i) the obligations of the Lenders under this Agreement in respect of Swingline Loans will continue in effect as to Swingline Loans made prior to Swingline Lender’s receipt of a Swingline Suspension Notice; and (ii) after a Swingline Suspension Notice is received by Swingline Lender, the Lenders may continue to make Revolving Loans, subject to Section 8.2 and the other provisions of this Agreement governing Revolving Loans.

In the event that an Event of Default occurs and either (1) such Event of Default is of the type described in subsection 8.1 (G) or (H) hereof or (2) no further Revolving Advances are being made under this Agreement, so long as any such Event of Default is continuing, then, each of the Lenders (other than Swingline Lender) will be deemed to have irrevocably, unconditionally and immediately purchased a participation in the Swingline Loan from Swingline Lender in an amount equal to such Lender’s Pro Rata Share of the Commitment multiplied by the total amount of the Swingline Loan outstanding. Each Lender will effect such purchase by making available the amount of such Lender’s participation in the Swingline Loan in U.S. Dollars in immediately available funds to Agent’s Account for the benefit of Swingline Lender. In the event any Lender fails to make available to Swingline Lender when due the amount of such Lender’s participation in the Swingline Loan, Swingline Lender will be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate. Each such purchase by a Lender will be made without recourse to Swingline Lender, without representation or warranty of any kind, and will be effected and evidenced pursuant to documents reasonably acceptable to Swingline Lender. The obligations of the Lenders under this subsection 2.1(B) will be absolute, irrevocable and unconditional, will be made under all circumstances and will not be affected, reduced or impaired for any reason whatsoever.

(C)     Borrowing Mechanics.

        (1)     LIBOR Loans made on any Funding Date will be in an aggregate minimum amount of $5 million and integral multiples of $100,000 in excess of such amount.

(2)	On any day when Borrower desires a Revolving Advance under this subsection 2.1, Borrower must give Agent written (inclusive of e-mail or facsimile) or telephonic notice of the proposed borrowing by 1:00 p.m. New York City time on the Funding Date of a Base Rate Loan and three (3) Business Days in advance of the Funding Date of a LIBOR Loan, which notice must specify the proposed Funding Date (which must be a Business Day), whether such Loans will consist of Base Rate Loans or LIBOR Loans, and, for LIBOR Loans, the Interest Period applicable thereto. Any such telephonic notice will be confirmed with a Notice of Borrowing on the same day as such request. Neither Agent nor Lender will incur any liability to Borrower for acting upon any telephonic notice or a Notice of Borrowing which Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1(C). Neither Agent nor Lenders will be required to make any advance pursuant to any telephonic or written notice or a Notice of Borrowing, unless all of the terms and conditions set forth in Section 3 have been satisfied and Agent has also received a Borrowing Base Certificate (updated as of the close of business on the preceding Business Day) and all other documents required under paragraphs 1, 2, 3, 9 (provided, that in the case of any document required under paragraph 9, such document was requested by the Agent in writing more than ten calendar days prior to the date of such telephonic or written notice or Notice of Borrowing) and 10 of the Reporting Rider by 1:00 p.m. New York time on the date of such funding request. Each Advance will be deposited by ACH, inter-bank or wire transfer in immediately available funds in such account as Borrower may from time to time designate to Agent in writing. If, after crediting of payments in accordance with subsection 2.4(A), any amount required to be paid under this Agreement or any of the other Loan Documents as principal, accrued interest, fees, compensation or any other amounts remains due and unpaid, Borrower will be deemed to have requested a Revolving Advance, which will be a Base Rate Loan on the due date of, and in the amount required to pay (as set forth on Agent’s books and records), such principal, accrued interest, fees, compensation or any other amounts which remain unpaid.

(D)     Notes.

If so requested by any Lender by written notice to Borrower (with a copy to Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower will execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 9.5) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender ’s Swingline Loan or Revolving Loan, as the case may be.

(E)     Availability of a Lender’s Pro Rata Share.

        (1)     Lender’s Amounts Available on a Funding Date. Unless Agent receives written notice from a Lender on or prior to any Funding Date that such Lender will not make available to Agent as and when required such Lender ’s Pro Rata Share of any requested Loan or Advance, Agent may assume that each Lender will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but will not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. Agent will notify Borrower promptly if Agent receives notice from a Lender that such Lender will not make available to Agent as and when required such Lender’s Pro Rata Share of any requested Loan or Advance.

(2)	Lender’s Failure to Fund. A Defaulting Lender will pay interest to Agent at the Federal Funds Effective Rate on the Defaulted Amount from the Business Day following the applicable Funding Date of such Defaulted Amount until the date such Defaulted Amount is paid to Agent. A notice of Agent submitted to any Lender with respect to amounts owing under this subsection will be conclusive, absent manifest error. If such amount is not paid when due to Agent, Agent, at its option, may notify Borrower of such failure to fund and, upon demand by Agent, Borrower will pay the unpaid amount, if such amount had already been previously funded by Agent to Borrower, to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan made by the other Lenders on such Funding Date. The failure of any Lender to make available any portion of its Commitment on any Funding Date or to fund its participation in a Swingline Loan will not relieve any other Lender of any obligation hereunder to fund such Lender’s Commitment on such Funding Date or to fund any such participation, but no Lender will be responsible for the failure of any other Lender to honor its Commitment on any Funding Date or to fund any participation to be funded by any other Lender.

(3)	Payments to a Defaulting Lender. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, (a) Agent will not be obligated to transfer to a Defaulting Lender any payment made by Borrower to Agent for the account of such Lender or any amount otherwise received by Agent for application to the Obligations nor will a Defaulting Lender be entitled to the sharing of any interest, fees or payments hereunder, and (b) Borrower will have no obligation to pay any fees payable under subsection 2.3(A) or (B) for the account of a Defaulting Lender in respect of the period of time that such Lender is a Defaulting Lender.

(4)	Defaulting Lender’s Right to Vote. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents for purposes of voting or consenting to matters with respect to (a) the Loan Documents other than increasing the such Lender’s Commitments or reducing the principal of such Lender’s Loans (without making payment in the amount of any reduction), or (b) any other matter concerning the Loans, a Defaulting Lender will be deemed not to be a “Lender” and such Lender’s Commitments and outstanding Loans and Advances will be deemed to be zero.

2.2     Interest.

(A)     Rate of Interest. The Loans and all other Obligations will bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum equal to (1) in the case of Base Rate Loans and Obligations for which no interest rate basis is specified, the Base Rate plus the Applicable Margin and (2) in the case of LIBOR Loans, LIBOR plus the Applicable Margin (each, an “Interest Rate”). Borrower may change the applicable Interest rate on the Loans from time to time pursuant to subsection 2.2(D). If on any day a Loan or a portion of any Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest or if LIBOR has been specified and no LIBOR quote is available, then for that day that Loan or portion thereof will bear interest determined by reference to the Base Rate. After the occurrence and during the continuance of an Event of Default (1) the Loans and all other Obligations will, at the election of Agent or Requisite Lenders, bear interest at a rate per annum equal to two percent (2%) plus the applicable Interest Rate (the “Default Rate”), (2) each LIBOR Loan will automatically convert to a Base Rate Loan at the end of any applicable Interest Period and (3) no Loans may be converted to, or made as, LIBOR Loans.

(B)	Computation and Payment of Interest. Interest on the Loans and all other Obligations will be computed on the daily principal balance on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, will be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, will be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day’s interest will be paid on that Loan. Interest on Base Rate Loans and all other Obligations other than LIBOR Loans will be payable to Agent for the benefit of Lenders monthly in arrears on the first day of each month, on the date of any voluntary prepayment of Loans that is accompanied by a reduction in the Commitments, if permitted by this Agreement, and at maturity, whether by acceleration or otherwise. Interest on LIBOR Loans will be payable to Agent for the benefit of Lenders on the last day of the applicable Interest Period for such Loan, on the date of any voluntary prepayment of Loans that is accompanied by a reduction in the Commitments, if permitted by this Agreement, and at maturity, whether by acceleration or otherwise. In addition, for each LIBOR Loan having an Interest Period longer than three (3) months, interest accrued on such Loan will also be payable on the last day of each three (3) month interval during such Interest Period.

(C)	Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower will not be required to pay, and neither Agent nor any Lender will be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest ”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection will govern and control; (2) neither Borrower nor any other Loan Party will be obligated to pay any Excess Interest; (3) any Excess Interest that Agent or any Lender may have received hereunder will be, at such Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein will be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate” ), and this Agreement and the other Loan Documents will be deemed to have been and will be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party will have any action against Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest, provided Lender or Agent, as the case may be, has complied with subpart (3) above. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations will remain at the Maximum Rate until each Lender will have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

(D)	Conversion or Continuation. Subject to the other provisions of this Agreement, including, without limitation, satisfying the Conditions set forth in Section 3, Borrower will have the option to (1) convert at any time all or any part of outstanding Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from Base Rate Loans to LIBOR Loans or (2) upon the expiration of any Interest Period applicable to a LIBOR Loan, to (a) continue all or any portion of such LIBOR Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Loan or (b) convert all or any portion of such LIBOR Loan to a Base Rate Loan. The succeeding Interest Period(s) of such continued or converted Loan will commence on the last day of the Interest Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Loan, when any Event of Default or Default has occurred and is continuing.

(E)	Notice of Borrowing. Borrower will deliver a Notice of Borrowing with respect to any such conversion/continuation to Agent no later than 11:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed conversion/continuation date. The Notice of Borrowing with respect to such conversion/continuation will certify: (1) the proposed conversion/continuation date (which must be a Business Day); (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period; (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation; and (6) that all conditions to make Loans as set forth in Section 3 have been satisfied.

In lieu of delivering a Notice of Borrowing with respect to any such conversion/continuation, Borrower may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(E) (in such telephonic notice Borrower will certify to the items set forth above with respect to the Notice of Borrowing); provided that such telephonic notice will be promptly confirmed in writing by delivery of a Notice of Borrowing (in form and substance described herein) with respect to such conversion/continuation to Agent on or before the proposed conversion/continuation date. Once given, Borrower will be bound by such telephonic notice. Upon the expiration of an Interest Period for a LIBOR Loan, in the absence of a new Notice of Borrowing or a telephonic notice submitted to Agent not less than three (3) Business Days prior to the end of such Interest Period, the LIBOR Loan then maturing will be automatically converted to a Base Rate Loan.

Neither Agent nor any Lender will incur any liability to Borrower or any Loan Party in acting upon any telephonic notice or a Notice of Borrowing referred to above that Agent believes in good faith to have been given by an officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(E).

2.3     Fees.

(A)     Unused Line Fee. Borrower will pay to Agent, for the benefit of Lenders which are not Defaulting Lenders, a fee in an amount equal to (1) the Commitments of all Lenders who are not Defaulting Lenders less the sum of the average daily balance of each of the Revolving Loan and the Swingline Loan (the “Unused Commitments”), multiplied by (2) one percent (1.0%) per annum. Such fee will be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and will be payable monthly in arrears on the first day of each month following the Closing Date. Notwithstanding anything to the contrary in this Agreement, Agent will allocate and pay unused line fees to the Lenders ratably based on each Lender’s respective Unused Commitment, with the outstanding Swingline Loans included in the calculation of Swingline Lender’s Unused Commitment.

(B)	Prepayment Fees. If Borrower prepays the Obligations in full (other than prepayments of the Revolving Loan which do not terminate or reduce the Commitment), or in part with a corresponding reduction of the Commitment (but such partial reduction will be allowed only with the consent of the Requisite Lenders unless the reduction in unused Commitments is permitted by subsection 2.11 below or the Commitments after the reduction are at least $50 million in the aggregate), Borrower, at the time of prepayment, will pay to Agent, for the benefit of all Lenders (who are not at that time Defaulting Lenders) with an outstanding principal balance due and unfunded Commitments outstanding at the time of such prepayment, as compensation for the costs of being prepared to make funds available to Borrower under this Agreement, and not as a penalty, an amount determined by multiplying the percentage set forth below by (x) in the case of a prepayment in full of the Obligations, the amount of the Commitments of all Lenders who are not at such time Defaulting Lenders, or (y) in the case of a permitted partial prepayment with a corresponding reduction of all Commitments of all Lenders who are not at such time Defaulting Lenders:

(1)     one percent (1.0%) if such prepayment occurs during the first Loan Year; provided, however , no prepayment fees will be payable in respect of the Commitment of any Lender who is a Defaulting Lender at the time of the prepayment; and

(2)	zero, if such prepayment occurs after the first Loan Year.

(C)     Audit Fees. Borrower agrees to pay all fees and expenses of the third parties engaged by Agent to perform A udits pursuant to subsection 5.11. If, in lieu of using third parties, Agent uses its internal auditors to perform any such audit, Borrower agrees to pay to Agent, for its own account, an audit fee with respect to each such Audit equal to $1,000 per internal auditor per day or any portion thereof together with all out of pocket expenses. Notwithstanding the foregoing, unless a Default or Event of Default has occurred and is continuing, Borrower will not be obligated to pay for more than three Audits each calendar year.

(D)	Other Fees and Expenses. Borrower will pay to Agent, for its own account, all charges for returned items and all other bank charges incurred by Agent, as well as Agent’s bank's standard wire transfer and ACH transfer charges for each wire transfer or ACH transfer (as applicable) made under this Agreement; provided, however, that Agent and Lenders will use reasonable best efforts to transfer funds to Borrower and among themselves via the lowest cost method consistent with the timing called for by this Agreement.

(E)	Fee Letter. Borrower will pay to Agent the fees specified in the Fee Letter as and when they are due under the terms of the Fee Letter.

2.4     Payments and Prepayments.

(A)     Manner and Time of Payment. In its sole discretion, Agent may elect to honor the requests by Borrower for Revolving Advances deemed to have been made by Borrower under subsection 2.1(C)(2), for payment of all principal, interest, fees, and expenses due hereunder or under any of the other Loan Documents on their applicable due dates, and the proceeds of each such Revolving Advance, if made, will be applied as a direct payment of the relevant Obligation. To the extent such amounts exceed the Commitment of all Lenders, such amount will be immediately due and payable with interest thereon accruing from the applicable due date and will not be paid with proceeds of a Revolving Advance. All payments made by Borrower with respect to the Obligations will be made without deduction, defense, setoff or counterclaim. All payments of the Obligations will, unless otherwise directed by Agent, be made to Agent's Account. All payments remitted to Agent's Account will be credited to the Obligations on the same Business Day as such payments are received by Agent in immediately available funds; provided, however, payments received by Agent after 2:30 p.m. (EST) will be deemed received on the next Business Day. Borrower will notify Agent by Noon (EST) if it intends to make any voluntary payment or repayment of the Obligations to the Agent’s Account. Agent agrees to credit payments and Collections first to Swingline Advances; second, to Base Rate Loans; and third, to LIBOR Loans in a manner reasonably calculated to minimize Borrower's liability under subsection 2.12, except that a payment of principal, interest, fees, and expenses due hereunder made by Borrower other than with the proceeds of a Revolving Advance will be applied by Agent to the intended Obligations.

(B)	Mandatory Prepayments. At any time that the Revolving Loan exceeds the Maximum Revolving Loan Amount (an “Over Formula Advance”), Borrower will immediately repay the Revolving Loan and/or Swingline Loan to the extent necessary to eliminate the Over Formula Advance. All mandatory prepayments will be applied: first, to Swingline Advances; second, to Base Rate Loans; and third, to LIBOR Loans in a manner reasonably calculated to minimize Borrower's liability under subsection 2.12.

(C)	Payments on Business Days. Whenever any payment to be made hereunder will be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time will be included in the computation of the amount of interest or fees due hereunder.

2.5     Term of this Agreement.

This Agreement will be effective until the earlier of (a) two calendar years from the Closing Date, and (b) the acceleration of all Obligations pursuant to subsection 8.3 (the “Termination Date”). The Commitments will terminate (unless earlier terminated pursuant to the terms hereunder) upon the Termination Date and all Obligations will become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations (other than contingent indemnification obligations) have been fully paid and satisfied, Agent, on behalf of itself and Lenders, will be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder and release of the Collateral, Borrower’s obligation to indemnify Agent and each Lender in accordance with the terms hereof will continue.

2.6     Statements.

Agent will render a monthly statement of account to Borrower within twenty (20) days after the end of each month. Such statement of account will constitute an account stated unless Borrower makes written objection thereto within ninety (90) days from the date such statement is mailed to Borrower. Agent will record in its books and records, including computer records, (a) all Loans, interest charges and payments thereof, (b) the charging and payment of all fees, costs and expenses and (c) all other debits and credits pursuant to this Agreement. The balance in the loan accounts will constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein; provided, however, that any failure by Agent to so record will not limit or affect the Borrower’s obligation to pay.

2.7     Grant of Security Interest.

(A)	Grant of Liens in the Collateral. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancing of any or all of the Obligations, Borrower hereby grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in, lien and mortgage in and to, right of setoff against and collateral assignment of the following personal property of Borrower, in each case, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the “Collateral”): all (1) Accounts; (2) Collections of Accounts; (3) all Related Security (including returned, repossessed, reclaimed, traded-in or foreclosed-upon goods, the sale of which gave rise to the Account); (4) Account Files; (5) Proceeds of the foregoing, including without limitation, Proceeds in the form of Instruments, Documents, Chattel Paper, Payment Intangibles, and General Intangibles; (6) all of Borrower’s rights, remedies, powers and privileges in respect of the Performance Undertaking and the Accounts Sale Agreement; and (7) books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon.

(B)	Borrower Remains Liable. Anything herein to the contrary notwithstanding: (a) Borrower and the other applicable Loan Parties will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement or the other Loan Documents had not been executed; (b) the exercise by Agent of any of the rights under this Agreement or the other Loan Documents will not release Borrower or the other Loan Parties from any of its duties or obligations to the parties under the contracts and agreements included in the Collateral; (c) neither Agent nor any Lender will have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or the other Loan Documents, nor will Agent nor any Lender be obligated to perform any of the obligations or duties of Borrower or the other Loan Parties thereunder or to take any action to collect or enforce any claim for payment assigned under this Agreement or the other Loan Documents; and (d) neither Agent nor any Lender will have any liability in contract or tort for Borrower’s or the other Loan Parties’ acts or omissions.

(C)	Agent Authorized. Borrower hereby authorizes and, until such time as the Obligations (other than contingent indemnification obligations) are indefeasibly paid in full, in cash, will continue to authorize Agent to file one or more financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral without the signature of Borrower and hereby specifically ratifies all such actions previously taken by Agent.

2.8     Yield Protection.

(A)     Capital Adequacy and Other Adjustments. In the event any Lender (other than a Defaulting Lender) determines that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or will have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its Commitment hereunder, then Borrower will within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction that is attributable to its Commitment. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower will, absent manifest error, be final, conclusive and binding for all purposes.

(B)	Increased LIBOR Funding Costs. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive, by any Governmental Authority would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan beyond the cost in effect at the Closing Date, then Borrower will from time to time within fifteen (15) days after notice and demand from such affected Lenders (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such affected Lenders to Borrower and Agent will, absent manifest error, be final, conclusive and binding for all purposes.

2.9     Taxes.

(A)     No Deductions. Any and all payments or reimbursements made hereunder will be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto are referred to as “Tax Liabilities”; excluding, however, taxes imposed on the net income of any Lender or Agent by the jurisdiction under the laws of which Agent or such Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of Agent’s or such Lender’s applicable lending office or any political subdivision). If Borrower is required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder will be increased as may be necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

(B)	Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority:

(1)     does or will subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

(2)	does or will impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent of making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder;

and all such changes, taken as a whole, increase the costs to the Agent or any Lender, then, in any such case, Borrower will promptly pay to Agent or such Lender, upon its notice and demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it will promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled (with any such Lender concurrently notifying Agent). A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower will, absent manifest error, be final, conclusive and binding for all purposes.

(C)     Foreign Lenders.

Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty will provide to Borrower and Agent a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States of America certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement, (a “Certificate of Exemption”). Each other Foreign Lender must provide to Borrower and Agent a letter stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement will provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower will withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower will not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding will cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

2.10     Required Termination and Prepayment.

If any Lender reasonably determines (which determination will be final and conclusive and binding upon all parties) that the making or continuation of its LIBOR Loans has become unlawful or impossible by compliance by such Lender in good faith with any law, governmental rule, regulation or order imposed by a Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender will promptly give notice (by telephone confirmed in writing) to Borrower and Agent of that determination. Subject to prior withdrawal of a Notice of Borrowing or prepayment of LIBOR Loans as contemplated by subsection 2.12, the obligation of such Lender to make or maintain its LIBOR Loans during any such period will be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Borrower will no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.10 is made or, earlier when required by law, repay or prepay LIBOR Loans together with all interest accrued thereon or convert LIBOR Loans to Base Rate Loans.

2.11     Optional Prepayment/Replacement of Lenders.

At any time following receipt by Borrower of: (a) written notice and demand from any Lender for payment of additional costs as provided in subsection 2.8 or subsection 2.9, or (b) written notice of any Lender’s inability to make LIBOR Loans as provided in subsection 2.10, (any such Lender demanding such payment or having such inability being referred to herein as an “Affected Lender”), Borrower may, at its option notify Agent and such Affected Lender of its intention to take one of the actions set forth herein in subparagraphs (A) or (B) below.

(A)     Replacement of an Affected Lender or Defaulting Lender. Borrower may obtain, at Borrower’s expense, a replacement Lender (“ Replacement Lender”) for any Defaulting Lender or an Affected Lender, which Replacement Lender (if not already a Lender) must be reasonably satisfactory to Agent. Agent will reasonably cooperate with Borrower in Borrower’s efforts to obtain a Replacement Lender(s). In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender or Defaulting Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender or Defaulting Lender will sell and assign its Loans and Commitments to such Replacement Lender in accordance with the provisions of subsection 9.5; provided, however, Borrower has (1) reimbursed such Affected Lender for any administrative fee payable by such Affected Lender to Agent pursuant to subsection 9.5 and, (2) in any case where such replacement occurs as the result of a demand for payment of certain costs pursuant to subsection 2.8 or subsection 2.9, paid all increased costs for which such Affected Lender is entitled to under subsection 2.8 or subsection 2.9 through the date of such sale and assignment; or

(B)	Prepayment of an Affected Lender or Defaulting Lender. Borrower may prepay in full (without the prepayment fee called for by subsection 2.3(B)) all outstanding Obligations owed to an Affected Lender or a Defaulting Lender and terminate such Affected Lender’s or Defaulting Lender’s Commitments. Borrower will, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender or Defaulting Lender, including such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment, but excluding (unless such Lender is a non-consenting Lender that is treated as an Affected Lender pursuant to subsection 9.4(C)) the prepayment fee referenced in subsection 2.3(C) whereupon such Affected Lender’s or Defaulting Lender’s Commitments shall be terminated.

The rights granted to Borrower in this subsection 2.11 are in addition to, and not in lieu of, all other rights and remedies Borrower may have at law or in equity against any Defaulting Lender, and replacement of a Defaulting Lender will not relieve the Defaulting Lender from any liability to Borrower arising under the Loan Documents prior to the effective date of such replacement.

2.12     Compensation.

Borrower will compensate Agent for the benefit of Lenders (Agent’s and each Lender’s, as applicable, calculation of such amounts will, absent manifest error, be conclusive and binding upon all parties hereto), for any losses, expenses and liabilities including, without limitation, any loss (including interest paid) sustained by such Lender in connection with the re-employment of funds: (a) if for any reason (other than a default by any Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request of borrowing by Borrower; (b) if any prepayment of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise); (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower; or (d) as a consequence of any other default by Borrower to repay its LIBOR Loans when required by the terms of this Agreement. Upon Borrower's request, Agent will provide Borrower with a written statement of the compensation due under this subsection 2.12, which will include a detailed explanation of the calculation thereof, and the amount of compensation claimed will be due and payable ten (10) Business Days after receipt thereof. If the amount due by Borrower under this subsection 2.12 is not paid when due, Agent may, in its sole discretion, (i) in accordance with subsection 2.4(A), elect to honor the automatic request by Borrower for a Revolving Advance for such amount pursuant to subsection 2.1(C)(2) or (ii) reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan.

2.13     Booking of LIBOR Loans.

Each Lender may make, carry or transfer LIBOR Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of such Lender.

2.14     Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to each Lender under subsection 2.12 will be made as though each Lender had actually funded its relevant LIBOR Loan through the purchase of a LIBOR deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided, however, each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption will be utilized only for the calculation of amounts payable under subsection 2.12.

2.15     Endorsement.

Borrower hereby constitutes and appoints Agent and all Persons designated by Agent for that purpose as Borrower’s true and lawful attorney-in-fact, with power in the place and stead of Borrower and in the name of Borrower to endorse Borrower’s name to any of the items of payment or proceeds of Collateral that come into Agent’s possession or under Agent’s control, including without limitation, Proceeds consisting of drafts, Instruments, Documents and Chattel Paper. Borrower hereby ratifies and approves all acts of Agent made or taken pursuant to this subsection 2.15. Both the appointment of Agent as Borrower’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder will be in effect and until indefeasible payment in full, in cash, of all Obligations (excluding contingent indemnification obligations).

2.16     Increase of Commitment Cap.

(A)     Request for Increase. The Borrower may, at any time and from time to time, request, by notice to the Agent, an increase in the Commitment Cap (“Facility Increase ”), within the limitations described in this subsection 2.16, which request will set forth the amount of each such requested Facility Increase. The Agent’s approval of such request will not be unreasonably withheld. If the Agent approves any such Facility Increase, then the Commitment Cap may be so increased (up to the amount of such approved Facility Increase, in the aggregate) by having one or more Lenders increase the amount of their then existing Commitments or become New Lenders with a new Commitment under this Agreement, subject to and in accordance with the provisions of this subsection 2.16. Any Facility Increase will be subject to the following limitations and conditions: (A) any increase (in the aggregate) in the Commitment Cap and the amount (in the aggregate) of any new Commitment of any New Lender or the amount (in the aggregate) of any increase in the Commitment of any New Lender, will (unless otherwise agreed by the Borrower and the Agent) not be less than $5,000,000 (and will be in integral multiples of $1,000,000 if in excess thereof) and not more than $20,000,000 in the aggregate; (B) the Borrower and each New Lender must execute and deliver a Commitment and Acceptance substantially in the form of Exhibit I, and the Agent must have accepted and executed the same; (C) the Borrower must have executed and delivered to the Agent such Revolving Notes as the Agent may require to effect such Facility Increase; and (D) the Borrower and each New Lender must otherwise execute and deliver such other instruments and documents as the Agent may reasonably request in connection with such Facility Increase. The Agent will provide prompt written notice to all Lenders of any Facility Increase.

(B)	Loans by New Lender(s). Upon the effective date of any Facility Increase pursuant to the provisions of this subsection 2.16 , the New Lender will remit to Agent its Pro Rata Share of all outstanding Base Rate Loans, but such New Lender will not participate in any then-outstanding LIBOR Loan; Agent will in turn apply the amounts remitted by the New Lender to reduce any Swingline Loans and thereafter will settle with all Lenders other than the New Lender such that after the settlement all Lenders hold their respective Pro Rata Shares of the Revolving Loans. If the Borrower, at any time on or after such effective date, converts or continues any LIBOR Loan that was outstanding on such effective date, the Borrower will be deemed to repay such LIBOR Loan on the date of the conversion or continuation thereof and then to reborrow as a new Revolving Loan a like amount on such date so that each New Lender will advance on such date the amount of its Pro Rata Share of such Revolving Loan. Such New Lender will make its Pro Rata Share of all Revolving Loans made on or after such effective date and will otherwise have all of the rights and obligations of a Lender under this Agreement on and after such effective date. To the extent any LIBOR Loan is converted or continued after the effective date of an increase in the Commitment Cap and prior to the date on which such New Lender holds its Pro Rata Share of all Revolving Loans, the amount funded by such New Lender as its Pro Rata Share of such converted or continued LIBOR Loan will be paid ratably to the other Lenders such that all Lenders (including the New Lender) hold their Pro Rata Share of such converted or continued Loan. Notwithstanding the foregoing, if an Event of Default occurs prior to the date on which such New Lender holds its Pro Rata Share of all outstanding Revolving Loans, such New Lender will immediately (but not prior to such effective date) pay to the Agent (for the account of the other Lenders, to which the Agent will pay their ratable shares thereof upon receipt) a sum equal to such New Lender’s Pro Rata Share of each outstanding LIBOR Loan with respect to which such New Lender does not then hold its Pro Rata Share; such payment by such New Lender will constitute a Base Rate Loan by such New Lender hereunder.

(C)	No Obligation to Increase Commitment. Nothing contained in this Agreement constitutes, or otherwise will be deemed to be, a commitment or agreement on the part of the Borrower or the Agent to give or grant any Lender the right to increase any Commitment hereunder at any time or a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time, and no Commitment of a Lender will be increased without its prior written approval.

SECTION 3	CONDITIONS TO LOANS

The obligations of Agent and each Lender to make Loans on the Closing Date and on each Funding Date are subject to satisfaction of all of the terms and conditions set forth below and the accuracy of all the representations and warranties of Borrower and the other Loan Parties set forth herein and in the other Loan Documents:

(A)     Closing Deliveries. Agent has received, in form and substance satisfactory to Agent, all documents, instruments and information identified on the Closing Summary attached as Schedule 3 and all other agreements, notes, certificates, orders, authorizations, financing statements, and other documents which Agent may at any time reasonably request.

(B)	Security Interests. Agent has received satisfactory evidence that all security interests and liens granted to Agent for the benefit of Agent and Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral.

(C)	Representations and Warranties. The representations and warranties contained herein and in the Loan Documents are true, correct and complete in all material respects on and as of each Funding Date to the same extent as though made on and as of that date, except for (i) any representation or warranty limited by its terms to a specific date , which must be true, correct and complete in all material respects as of the applicable date, and (ii) taking into account any amendments to the Schedules as a result of any disclosures made by Borrower to Agent after the Closing Date and approved by Agent (or the Requisite Lenders if another provision of this Agreement requires that a particular amendment be approved by the Requisite Lenders).

(D)	Fees. With respect to Loans to be made or issued on the Closing Date, Borrower has paid all fees due to Agent or any Lender and payable on the Closing Date.

(E)	No Default. No event has occurred and be continuing or would result from funding a Loan requested by Borrower that constitutes an Event of Default or a Default.

(F)	Performance of Agreements. Each Loan Party has performed in all material respects all agreements and satisfied all conditions which any Loan Document provides will be performed by it on or before that Funding Date.

(G)	No Prohibition. No order, judgment or decree of any Governmental Authority purports to enjoin or restrain Agent or any Lender from making any Loans.

(H)	No Litigation. There is not pending or, to the knowledge of Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries that has not been disclosed to Agent by Borrower in writing, and that would reasonably be expected to have a Material Adverse Effect if determined adversely to such Loan Party or its Subsidiary and there has occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Agent, would reasonably be expected to have a Material Adverse Effect.

(I)	Other Agreements. The Performance Undertaking, the Accounts Sale Agreement, the Intercreditor Agreement and the Access Agreement have been duly executed and delivered to Agent.

SECTION 4	REPRESENTATIONS AND WARRANTIES

To induce Agent and each Lender to enter into the Loan Documents, to make and to continue to make Loans, each of Borrower (as to itself only) and ArvinMeritor, but only for as long as it is the Collection Agent (as to itself and the Originators), represent and warrant to Agent and each Lender that the following statements are and will be true, correct and complete and, unless specifically limited, will remain so for so long as any of the Commitments hereunder are in effect and until indefeasible payment in full, in cash, of all Obligations:

4.1     Organization, Powers, Capitalization.

(A)     Organization and Powers. Each of the Loan Parties is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states and other jurisdictions where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document. The name of (within the meaning of Section 9-503 of the UCC) and jurisdiction of organization of each Loan Party is set forth on Schedule 4.1(A). The chief executive office of each Loan Party is located at the address indicated on Schedule 4.1(A). Each Loan Party’s organizational identification numbers, if any, are identified on Schedule 4.1(A).

(B)	Capitalization. The authorized capital stock or membership interests of Borrower and the Originators is as set forth on Schedule 4.1(B), including all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any shares of capital stock or other securities or equity interests of any such entity. All issued and outstanding shares of capital stock or other equity interests of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, and such shares or membership interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(C)	Ownership of Borrower; No Subsidiaries. All of the issued and outstanding equity interests of Borrower are owned beneficially and of record by ArvinMeritor, free and clear of any Adverse Claim other than Liens securing the Indebtedness under the Parent Credit Agreement. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Borrower. Borrower has no Subsidiaries.

4.2     Authorization of Borrowing, No Conflict.

Borrower has the power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by the Loan Documents by each Loan Party do not contravene any applicable law, the corporate charter or bylaws or other organizational documents of any Loan Party or any agreement or order by which any Loan Party or any Loan Party’s property is bound. The Loan Documents are the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

4.3     Financial Condition.

The annual consolidated financial statements of ArvinMeritor for the year ended September 30, 2008 (as publicly filed), the quarterly consolidated financial statements of ArvinMeritor for the period ended June 30, 2009 (as publicly filed), and all quarterly and annual financial statements furnished by or on behalf of Borrower to Agent pursuant to subsection 5.1 have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the financial condition of Borrower or ArvinMeritor and its consolidated subsidiaries, as the case may be, as at the dates thereof and the results of their operations for the periods then ended. All Projections delivered pursuant to subsection 5.1 have been prepared in light of the past operations of the business of ArvinMeritor and its Subsidiaries, and such Projections will represented the good faith estimate of ArvinMeritor and its senior management concerning the most probable course of its business as of the date such Projections were delivered.

4.4     Indebtedness and Liabilities.

As of the Closing Date, the Loan Parties do not have any material Liabilities other than; (a) those reflected on the quarterly consolidated financial statements of ArvinMeritor for the period ended June 30, 2009 (as publicly filed); (b) those not required by GAAP to be included in such quarterly financial statements; or (c) those incurred in the ordinary course of business following the date of such financial statements.

4.5     Collateral Warranties

(A)     No Other Assets. Except for Collateral consisting of Proceeds of Accounts, Borrower does not own any Chattel Paper, Instruments, Documents, Software, Investment Property, Commercial Tort Claims, patents, copyrights, trademarks, Goods, Inventory or Equipment.

(B)	Deposit Accounts; Bank Accounts Warranties and Covenants. Schedule 4.5(B) sets forth the account numbers and locations of all Deposit Accounts or other bank accounts of Borrower.

(C)	Federal Claims. Unless Borrower has otherwise notified Agent in writing, none of the Collateral constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law.

(D)	Compliance with Credit and Collection Policy. Each of Borrower, Collection Agent and the Originators has complied in all material respects with the Credit and Collection Policy with regard to each Account. No change has been made in or amendment to the Credit and Collection Policy, except (i) to the extent such change or amendment would not be reasonably likely to materially and adversely affect the collectability of Accounts or to materially decrease the credit quality of any newly created Accounts, or (ii) to the extent such change or amendment has been consented to in writing by the Requisite Lenders.

(E)	Sales by Originators. Each sale of Accounts by an Originator to Borrower has been effected under, and in accordance with the terms of, the Accounts Sale Agreement, including the payment by Borrower to the applicable Originator of the purchase price therefor as provided in the Accounts Sale Agreement, and each such sale has been made for “reasonably equivalent value” (as such term is used under § 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under § 547 of the Bankruptcy Code) owed by Borrower to any Originator.

(F)	Accounts Warranties and Covenants.

(1)     Except as otherwise disclosed to Agent in writing, as to each of Borrower’s existing Accounts and each of its hereafter arising Accounts that: at the time of its creation, such Account is a valid, bona fide obligation, representing an undisputed indebtedness incurred by the Account Debtor (and any other Person obligated on such Account) for property actually sold and delivered or for services completely rendered by an Originator; the amount represented by Borrower to Agent as owing by each Account Debtor is the correct amount actually owing (subject to credits, deductions or discounts given in the ordinary course of business and consistent with any Setoff Limitation Agreement); and at the time of creation, such Account constitutes, the legally valid and binding obligation of the applicable Account Debtor and is due and payable in accordance with its terms (subject to credits, deductions or discounts given in the ordinary course of business and consistent with any Setoff Limitation Agreement).

(2)	Each Account Borrower has reported to Agent as being an Eligible Account meets all of the requirements of an Eligible Account.

4.6     Names and Locations.

Schedule 4.6 sets forth (a) all legal names under which Borrower and each Originator currently conducts business, or has at any time during the past five years conducted business, together with all trade names used by the Originators during the past three years in invoicing customers or conducting business generally, (b) the name(s) of Borrower and each Originator that appear on the past three federal tax returns filed by or on behalf of such entities, (c) the name of any entity which Borrower or any Originator has acquired in whole or in part or from whom Borrower or any Originator has acquired a significant amount of assets within the past five years, (c) the location of Borrower’s and each Originator’s principal place of business, (d) the state or other jurisdiction of organization for each Loan Party and sets forth each Loan Party’s organizational identification number or specifically designates that one does not exist, (e) the location of Borrower’s and each Originator’s books and records, (f) the location of all other offices of Borrower and each Originator.

4.7     Title to Properties; Liens.

Borrower is the owner of the Collateral and has good, sufficient and legal title to all of the Collateral free and clear of all Liens except for the Agent’s Liens. Borrower has the right to grant a security interest in the Collateral to Agent, for the benefit of Agent and Lenders . Agent has valid, perfected and, first priority Liens in the Collateral, securing the payment of the Obligations, and such Liens are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected Liens.

4.8     Litigation; Adverse Facts.

There are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to result in any Material Adverse Effect.

4.9     Payment of Taxes.

All material tax returns and reports, if any, of Borrower and all Originators required to be filed by any of them have been timely filed and are complete and accurate in all material respects. All taxes, assessments, fees and other governmental charges which are due and payable by Borrower or the Originators have been paid when due or within any allowable grace or deferral period; provided that no such tax need be paid if Borrower or the Originators are contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Borrower or such Originator has established appropriate reserves as are required in conformity with GAAP. None of the income tax returns of Borrower are under audit and Borrower will promptly notify Agent in the event that any of Borrower’s tax returns become the subject of an audit. No tax liens have been filed against Borrower or any Originator. The charges, accruals and reserves on the books of Borrower and each Originator in respect of any taxes or other governmental charges are in accordance with GAAP. ArvinMeritor files consolidated tax returns that include Borrower.

4.10     Performance of Agreements.

Except to the extent that such events or circumstances would not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contract of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

4.11     Employee Benefit Plans.

Borrower, each Originator and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by Borrower, any Originator or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

4.12     Broker’s Fees.

No broker’s or finder’s fee or commission are payable with respect to any of the transactions contemplated hereby.

4.13     Environmental Compliance.

There are no claims, liabilities, Liens, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against any Loan Party or relating to any real property currently or formerly owned, leased or operated by any Loan Party except as disclosed in the financial statements delivered to Agent pursuant to subsection 5.1 and except any which would not reasonably be expected to have a Material Adverse Effect.

4.14     Solvency.

Borrower: (a) owns assets the fair saleable value of which are greater than the total amount of its liabilities (including contingent liabilities); (b) has capital that is not unreasonably small in relation to its business as presently conducted or contemplated to be conducted; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

4.15     Disclosure.

No representation or warranty of Borrower, or any other Loan Party contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished pursuant to the terms of any Loan Document to Agent by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no m aterial fact known to Borrower that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent.

4.16     Compliance with Laws; Government Authorizations; Consents.

Neither Borrower nor any of the Originators is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of (a) any Governmental Authority in all jurisdictions in which Borrower or any of the Originators is now doing business, and (b) any government authority otherwise having jurisdiction over the conduct of Borrower or any of the Originators or any of its respective businesses, or the ownership of any of its respective properties, which violation would subject Borrower or any of the Originators, or any of their respective officers to criminal liability or would reasonably be expected to have a Material Adverse Effect and no such violation has been alleged. No authorization, approval or other action by, and no notice to or filing with, any domestic or foreign Governmental Authority or regulatory body or consent of any other Person is required for (x) the grant by Borrower of the Liens granted hereby or for the execution, delivery or performance of this Agreement or the other Loan Documents by Borrower or any Loan Party; (y) the perfection of the Liens granted hereby and pursuant to any other Loan Documents (except for filing UCC financing statements with the appropriate); or (z) the exercise by Agent of its rights and remedies hereunder (except as may have been taken by or at the direction of Borrower or Agent).

4.17     Certain Governmental Regulations.

(A)     None of the Loan Parties is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money .

(B)     Neither the Borrower, ArvinMeritor, the Originators nor any of their respective Subsidiaries or Affiliates :

(1)     appears on any list of known or suspected terrorists or terrorist organizations issued by the Department of Treasury, included in any Executive Orders, Anti-Terrorism Laws or issued by any other government agency, including without limitation such list included in Executive Order 13224 and the Specially Designated Nationals and Blocked Person List published by OFAC, and none of their funds or assets constitute property of, or are beneficially owned directly or indirectly by, any Person on any such list.

(2)	has an amount of its assets in Sanctioned Countries, or derives an amount of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries, that would violate any applicable law, rule, regulation or order of any Governmental Authority including, but not limited to, 31 C.F.R. §§ 500.201-206 relating to prohibited transactions and 31 C.F.R. § 501.701 relating to penalties.

4.18     Collections.

Borrower has established lockboxes (the “Lockboxes”) and Blocked Accounts with banks (“Collecting Banks”) described on Schedule 4.5(B) and Borrower and Collection Agent will comply with the terms of subsection 10.2(C) below in respect of all Collections.

4.19     Amendment of Schedules.

Borrower may amend any one or more of the Schedules referred in this Section 4 (subject to prior notice to Agent, as applicable) and any representation or warranty, contained herein which refers to any such Schedule will from and after the date of any such amendment refer to such Schedule as so amended; provided however, that in no event will the amendment of any such Schedule constitute a waiver by Agent and Lenders of any Default or Event of Default that exists prior to the amendment of such Schedule.

4.20     Certain Accounts Purchase Matters.

(A)     The obligation of the Borrower to pay the purchase price for Accounts purchased under the Accounts Sale Agreement is evidenced solely by the Accounts Sale Agreement and the Subordinated Note payable to each Originator, and the Borrower has not executed or delivered any other promissory note or other evidence of indebtedness with respect to that obligation;

(B)	Borrower has no obligation to rebate or refund any portion of the purchase price to any Originator for any Account after it is conveyed to Borrower under the Accounts Sale Agreement;

(C)	Except for the servicing fee payable to each Sub-Collection Agent, no Originator has any right to receive any monies received and other proceeds in respect of any Account, including amounts that are in excess of the purchase price paid by the Borrower for such Account;

(D)	No Originator has any right to repurchase or otherwise reacquire any of the Accounts transferred under the Accounts Sale Agreement, any monies due or to become due with respect thereto, or any proceeds of such Accounts. The purchase by the Borrower of Accounts under the Accounts Sale Agreement is without recourse to any Originator, and (except for Originator’s obligations in respect of Deemed Collections) the Borrower has no right to require any Originator to repurchase or otherwise reacquire the Accounts. Except for the Deemed Collections, no Originator has guaranteed or in any respect undertaken any obligations (including, without limitation, the obligations of a guarantor, surety, or accommodation party) with respect to the payment of any portion of the Accounts by the Account Debtors.

(E)	No Originator has any liability, obligation, or responsibility to the Borrower arising from the failure of any Account Debtor to pay any Account as and when due, except to the extent of the obligations of each Originator in respect of the Deemed Collections and its indemnification obligations under the Accounts Sale Agreement.

(F)	Borrower will only purchase Accounts that are generated by the Originators selling goods or providing services from the Originators’ respective business locations set forth on Schedule 4.6.

SECTION 5	REPORTING AND OTHER AFFIRMATIVE COVENANTS

Borrower (for itself) and ArvinMeritor, for so long as it is the Collection Agent (for Collection Agent only), covenant and agree that, so long as any of the Commitments hereunder are in effect and until payment in full, in cash, of all Obligations (other than contingent indemnification obligations), it will perform all applicable covenants in this Section 5.

5.1     Financial Statements and Other Reports.

Borrower and/or ArvinMeritor, as applicable, will deliver to Agent the financial statements and other reports required by the Reporting Rider attached hereto.

5.2     Changes Regarding Originators.

(A)     Borrower will promptly notify Lender of any change in the ownership or organizational structure of any Originator, any change of principal place of business any Originator, any change in the location of any Originator’s books and records or the Collateral, or any new location for any Originator’s books and records.

(B)	Borrower will give Agent at least thirty (30) days advance written notice of any (i) change in the legal name of any Originator, and (ii) changes in any Originator’s state or other jurisdiction of organization or its organizational identification number.

5.3     Material Indebtedness.

(A)     ArvinMeritor will (i) promptly deliver copies of all notices given or received by ArvinMeritor and any of its Subsidiaries with respect to noncompliance with any material term or condition related to any Material Indebtedness other than indebtedness under the Parent Credit Agreement, and (ii) promptly notify Agent of any default or event of default with respect to any Material Indebtedness of ArvinMeritor or any of its Subsidiaries (other than indebtedness under the Parent Credit Agreement) that gives, or with the passage of time alone will give the holder of such Material Indebtedness the immediate right to accelerate payment thereof.

(B)	ArvinMeritor and Borrower will promptly (i) notify Agent of any “Default” (as defined in the Parent Credit Agreement) under the Parent Credit Agreement, (ii) provide Agent with copies of all written notices of “Default” provided by or to ArvinMeritor under the Parent Credit Agreement; and (iii) provide Agent with copies of all written amendments of or waivers of any provisions of the Parent Credit Agreement.

5.4     Setoff Limitation Agreements.

Promptly upon receipt, Borrower and Collection Agent will provide Agent with written notice and copies of any written notices or requests they receive from Originators or any Account Debtors regarding non-compliance with, asserted or actual setoffs in violation of, termination or non-renewal of, or requests or attempts to amend or modify, any Setoff Limitation Agreement.

5.5     Collateral-related Covenants.

(A)     Perfection Assistance. Borrower will, and will cause each Originator to, from time to time, execute and deliver such financing or continuation statements, documents, security agreements, reports and other documents as Agent at any time may reasonably request to evidence, perfect or otherwise the Agent’s Liens in the Collateral. Upon the request of Agent, Borrower will take such steps as may be necessary to comply with any applicable federal assignment of claims laws and other comparable State laws.

(B)     Letter of Credit Covenants. If requested by Agent, Borrower will deliver to Agent all Letters of Credit that are Collateral, with any required endorsements. Borrower will take any and all actions necessary (or required or requested by Agent), from time to time, to cause Agent to obtain exclusive Control of any Letter-of-Credit Rights that are Collateral in a manner acceptable to Agent, including executing and delivering any documents requested by Agent to allow Agent to obtain the benefit of such Supporting Obligations.

(C)	Collateral Description: Use of Collateral. Borrower will furnish to Agent, from time to time upon request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as Agent may reasonably request, all in reasonable detail. Borrower will not use or permit any Collateral to be used unlawfully or in violation of any provision of applicable law.

(D)	Notice to Account Debtors. Borrower will, and will cause each Originator to, at Borrower’s own expense: (i) cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the Lockboxes or Blocked Accounts, and (ii) otherwise instruct all Account Debtors to make payments to the Lockboxes or Blocked Accounts.

(E)	Collections. Borrower and Collection Agent will use their respective commercially reasonable efforts to assure timely payment of all amounts due or to become due under Accounts consistent with the Credit and Collection Policy or their respective historical practices.

(F)	Verifications and Compromises. Agent, or its designee, will have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to any Account, by mail, telephone or in person. After the occurrence of a Default or an Event of Default that is continuing: (i) Borrower will not, and will cause Originators to not, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor (or any other Person obligated on such Account), or allow any credit or discount thereon, and (ii) Agent will have the right at any time (A) to exercise the rights of Borrower, with respect to the obligation of the Account Debtor (or any other Person obligated on such Account) to make payment or otherwise render performance to Borrower, and with respect to any property that secures the obligations of the Account Debtor or of any such other Person obligated on such Account; and (B) to adjust, settle or compromise the amount or payment of any such Account or release wholly or partly any Account Debtor or obligor thereunder or allow any credit or discount thereon.

(G)	Notice of Disputes. Borrower will immediately notify Agent in the event that any Account Debtor (or any other Person obligated on such Account) alleges any material dispute or claim with respect to Accounts or of any other circumstances known to Borrower that may materially impair the validity or collectability of any Accounts. For purposes of this subsection 5.5(G) only, “material” and “materially” mean an amount, or good faith estimated amount, equal to the greater of (i) $500,000, or (ii) ten percent (10%) of the aggregate Accounts of such Account Debtor (without reduction for the dispute or claim in question).

5.6     Use of Proceeds and Margin Security

Borrower will use the proceeds of all Loans for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan will be used for (a) making loans to any Affiliates or Subsidiaries or (b) the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

5.7     Separate Legal Entity.

Borrower hereby acknowledges that the Lenders and the Agent are entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon Borrower’s identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, Borrower will take all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any Originator or other Person. Without limiting the generality of the foregoing, Borrower will take such actions as are required in order that:

(A)     Borrower will be a limited purpose company whose activities are restricted in its certificate of incorporation to owning Accounts and Related Security and financing the acquisition thereof and conducting such other activities as it deems necessary, suitable or convenient to carry out such activities;

(B)	Borrower will maintain its Organizational Documents in conformity with Section 7.15 of this Agreement;

(C)	At least one member of Borrower's Board of Directors will be an Independent Director. Borrower will (i) give written notice to the Agent of the election or appointment, or proposed election or appointment, of a new Independent Director, which notice shall be given not later than 5 days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this Agreement, in which case the corporation shall provide written notice of such election or appointment within one business day), and (ii) with any such written notice, certify to the Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this Agreement;

(D)	The certificate of incorporation of Borrower will provide that:

     (i) the Board of Directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Borrower without the affirmative vote of the Independent Director; and
     (ii) such provision cannot be amended without the affirmative vote of the Independent Director;

(E)     Any employee of Borrower will be compensated from funds of Borrower, as appropriate, for services provided to Borrower;

(F)	Borrower will pay a fair and reasonable allocation of (and not more than a fair and reasonable allocation of) all overhead expenses and other common expenses for facilities, goods, or services shared among multiple entitles, including its Affiliates. To the extent, if any, that Borrower and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered;

(G)	If Borrower’s operating expenses are paid by any other Person, Borrower will reimburse such other Person monthly for such expenses;

(H)	Borrower’s books and records will be maintained separately from those of any other Person;

(I)	All audited financial statements of any Person that are consolidated to include Borrower will contain appropriate notes clearly stating that (A) the Accounts have been sold to Borrower, and (B) Borrower is a separate legal entity;

(J)	Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;

(K)	Borrower will observe all necessary corporate formalities in its dealings with all other Persons, and funds or other assets of Borrower will not be commingled with those of any other Person;

(L)	If any Affiliate of Borrower renders or otherwise furnishes services to Borrower, Borrower will compensate such Affiliate for the fair value of such services; and

(M)	Borrower will not hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person.

5.8     Adverse Claims on Accounts.

Borrower will, and will require each Originator to, use commercially reasonable efforts to defend each Account against all Adverse Claims that are adverse to Agent’s Liens.

5.9     Audits.

Each of Borrower and Collection Agent will permit the Agent and their duly authorized representatives, attorneys or auditors to visit and inspect any of the properties of Borrower, to inspect the Accounts, the Account Files, and the related accounts and records, to make copies and take extracts therefrom, and to inspect the computer systems, software and programs used or maintained by Borrower or Collection Agent in connection therewith, at such reasonable times during normal business hours as Agent may reasonably request (any of such activities, an "Audit"). During any Audit, Agent may, with Borrower's consent (which will not be unreasonably withheld), discuss the financial condition and financial statements of Borrower and Collection Agent with Company’s Accountants and confer with Borrower’s management directly regarding Borrower’s business, operations and financial condition. During any Audit, Borrower and Collection Agent will provide any document in its possession (or a copy thereof) related to any Account (other than confidential financial information of the related Account Debtor which Borrower, any Originator, or Collection Agent is not authorized to disclose) to the Agent or to the Collection Agent, if reasonably requested by any Agent.

5.10     Cooperation.

Each of Borrower and Collection Agent will provide such cooperation, information and assistance, and will use reasonably commercial efforts to prepare and supply the Agent with such data regarding the performance by the Account Debtors of their obligations under the Accounts and the performance by Borrower and Collection Agent of their respective obligations under the Loan Documents, as may be reasonably requested by any Agent from time to time.

5.11     Compliance with Laws.

Borrower will comply with the requirements of all applicable laws, ordinances, rules, regulations, orders, policies, guidelines or other requirements of (i) any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower is now doing business or may hereafter be doing business, and (ii) any Government Authority otherwise having jurisdiction over the conduct of Borrower or the ownership of any of its respective properties, except to the extent the noncompliance with which would not have a Material Adverse Effect. Upon request, Borrower and ArvinMeritor will provide to Agent and any Lender any information required by Section 326 of the USA Patriot Act or necessary to verify the identity of the Borrower and ArvinMeritor as required by Section 326 of the USA Patriot Act.

5.12     Additional Documents.

Borrower will execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

SECTION 6	INTENTIONALLY OMITTED

SECTION 7	NEGATIVE COVENANTS

Except as otherwise provided in the Loan Documents, Borrower covenants and agrees that so long as any of the Commitments remain in effect and until indefeasible payment in full, in cash, of all Obligations (other than contingent indemnification obligations), Borrower will not:

7.1     Indebtedness and Liabilities.

Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; and (b) Indebtedness owing to the Originators for the purchase of Accounts as evidenced by the Subordinated Notes.

7.2     Guaranties.

Except for endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

7.3     Transfers, Liens and Related Matters.

(A)     Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral.

(B)	Liens. Except for Agent's Lien, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its assets, including the Collateral.

(C)	No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents and the Parent Credit Agreement) prohibiting the creation or assumption of any Lien upon Borrower's properties or assets, whether now owned or hereafter acquired.

7.4     Investments and Loans.

Make or permit to exist investments in or loans to any other Person, except Cash Equivalents.

7.5     Employee Benefit Plans.

Establish any Employee Benefit Plan.

7.6     Restriction on Fundamental Changes.

(a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) change its State of formation, or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other beneficial ownership of, any Person other than pursuant to the Accounts Sale Agreement.

7.7     Transactions with Affiliates.

Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for the purchase of Accounts from the Originators under the terms of the Account Sale Agreement, other transactions entered into on an arm’s length basis, and any permitted under subsection 7.16.

7.8     Use of Collateral and Revolving Advances.

(A)     Use or permit any Collateral to be used unlawfully or in violation of any provision of applicable law.

(B)	Use the proceeds of any the Revolving Loans to (i) fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or (ii) violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.

7.9     Certain Changes.

Without prior written notice to Agent, change its principal place of business or the location of its books and records, including books and records regarding the Collateral.

7.10     Subsidiaries.

Establish, create or acquire any Subsidiaries.

7.11     Fiscal Year; Tax Designation.

Change its Fiscal Year; or elect to be designated as an entity other than a C corporation as defined in IRC.

7.12     Bank Accounts.

Establish any new Deposit Account or other bank accounts; attempt to amend or terminate any Blocked Account, Lockbox or Lockbox agreement without Requisite Lender’s prior written consent; provided that only the Agent's consent will be required if any of the foregoing is to occur solely in connection with (i) the release of the Agent's Lien in any Blocked Account or Lockbox that is not receiving Collections, or (ii) in connection with the substitution of new Blocked Accounts or Lockboxes for those being terminated.

7.13     [Intentionally Omitted]

7.14     Change in Business; Change in Credit and Collection Policy.

Make any change in the character of its business or operations that would materially adversely affect its ability to perform its obligations under the Loan Documents. Neither Borrower nor Collection Agent will make any change in the Credit and Collection Policy except (i) to the extent such change or amendment would not be reasonably likely to materially and adversely affect the collectability of Accounts or to materially decrease the credit quality of any newly created Accounts or (ii) to the extent such change or amendment has been consented to by Borrower and the Requisite Lenders.

7.15     Organizational Documents.

Amend its Organizational Documents if such amendment (a) could reasonably be expected to adversely affect the interests of the Agent or the Lenders hereunder, or (b) would permit Borrower to violate subsections 5.7, 7.16 or 7.17.

7.16     Business Restrictions.

(i) engage in any business or transaction other than the acquisition, financing and collection of Accounts and other Collateral as permitted by its Organizational Documents, (ii) engage in any transactions or be a party to any documents, agreements or instruments, other than the Loan Documents, the Account Sale Agreement, the Subordinated Notes, and those incidental to the purposes thereof and those required to evidence or effect transactions that are permitted or required by this Agreement, or (iii) incur any trade payables (other than for professional or other fees and expenses incurred in the ordinary course of business) or other liabilities (excluding liabilities incurred under and pursuant to the Loan Documents or the Subordinated Notes).

7.17     Account Sale Agreement; Performance Undertaking.

Amend, restate, supplement, cancel, terminate or otherwise modify the Accounts Sale Agreement, the Performance Undertaking, or the Subordinated Notes or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any of the foregoing or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent and the Requisite Lenders (or all Lenders if the change or modification impairs Agent's Lien in Collateral, the rights of the Agent or the Lenders in respect of any indemnifications thereunder, or matters covered by subsection 5.7).

7.18     Setoff Limitation Agreements.

Borrower will not and will cause the Originators to not amend or modify any Setoff Limitation Agreements, without the prior written consent of Requisite Lenders, which consent will not be unreasonably withheld; provided, that Agent will have no obligation to consent to any amendments or modifications that apply to Accounts outstanding at the time of the amendment or modification.

7.19     Accounts.

Borrower will not, and will cause the Originators to not is sue, grant or allow discounts, credits, or allowances or to customers and no returns will be accepted without Agent’s prior written consent, except for discounts, credits, allowances or returns that are customarily issued or accepted (i) in the ordinary course of business, (ii) consistent with any applicable Setoff Limitation Agreement, and (i ii) are in amounts which are not material to Borrower.

7.20     Dividends and Distributions.

Make any dividends or other distributions to ArvinMeritor other than:

(A)     Tax Distributions; and

(B)	other dividends and distributions, provided that (i) no Default or Event of Default exists or would exist after the payment thereof, and (ii) both before and after payment thereof, Borrower’s retained equity capital (inclusive of retained earnings) is no less than the greater of (a) $18,000,000, and (b) 10% of Borrower’s total assets.

7.21     Subordinated Notes.

Upon and during the continuance of a Default or Event of Default, excluding principal reductions as a result of Deemed Collections, repay or otherwise reduce the outstanding principal balances of the Subordinated Notes below the principal balances outstanding immediately prior to such Default or Event of Default.

SECTION 8	DEFAULT, RIGHTS AND REMEDIES

8.1     Event of Default.

“Event of Default” will mean the occurrence or existence of any one or more of the following (for each subsection a different grace or cure period may be specified, if no grace or cure period is specified, such occurrence or existence constitutes an immediate Event of Default):

(A)     Payment. Failure to make payment of any of the Obligations when due and in the case of interest, such failure is not cured within two (2) Business Days of the applicable due date; or

(B)	Default in Parent Credit Agreements. (i) A “Default” (as defined in the Parent Credit Agreement in existence on the Closing Date) occurs and is continuing unwaived, (ii) an event occurs the effect of which is to give the holders of the indebtedness under any replacement Parent Credit Agreement a present right (which right is not contingent upon the passage of time or the giving of any notice) to accelerate the stated maturity of such indebtedness, and such event is continuing unwaived, or (iii) the indebtedness under any replacement Parent Credit Agreement is not paid at maturity; or

(C)	Breach of Certain Provisions. Failure of Borrower and/or ArvinMeritor, as applicable, to perform or comply with any term or condition contained in subparagraphs (1), (2) and (3) of the Reporting Rider, subsections 5.2(B) , 5.3, 5.5(B), 5.6, 5.7, 5.9 or Section 7; or

(D)	Breach of Warranty. Any representation or warranty made by any Loan Party in any Loan Document (including those in Section 4 of this Agreement) or in any written report, written statement, or written certificate given after the Closing Date that is required to be provided by the terms of any Loan Document is false in any material respect on the date made; or

(E)	Other Defaults. Borrower or Collection Agent (for so long as ArvinMeritor is the Collection Agent) defaults in the performance of or compliance with any of its obligations in this Agreement (other than those otherwise set forth in (A), (B), (C), or (D) of this subsection 8.1), or any Loan Party defaults in the performance of or compliance with any of its obligations in the other Loan Documents or the Accounts Sale Agreement, and in either case, such default is not remedied or waived in writing within ten (10) days after the sooner of (i) actual knowledge of such default by an Authorized Officer of Borrower or Collection Agent (for so long as ArvinMeritor is the Collection Agent), or (ii) written notice from Agent or the Requisite Lenders, to Borrower and/or the applicable Loan Parties, of such default; or

(F)	Change in Control. A Change of Control occurs;

(G)	Involuntary Bankruptcy; Appointment of Receiver, etc. A court enters a decree or order for relief with respect to Borrower, the Performance Guarantor, or Collection Agent (while ArvinMeritor is Collection Agent), in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower, the Performance Guarantor, or the Collection Agent (while ArvinMeritor is Collection Agent), under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a receiver, liquidator, sequestrate, trustee, custodian or other fiduciary having similar powers over the Performance Guarantor, or the Collection Agent (while ArvinMeritor is Collection Agent), or Borrower, or over all or a substantial part of their respective property, is appointed; or

(H)	Voluntary Bankruptcy; Appointment of Receiver, etc. Borrower, the Performance Guarantor or Collection Agent (while ArvinMeritor is Collection Agent), commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower, the Performance Guarantor, or the Collection Agent (while ArvinMeritor is Collection Agent) makes any assignment for the benefit of creditors; or (3) the board of directors of Borrower, the Performance Guarantor, or the Collection Agent (while ArvinMeritor is Collection Agent) adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

(I)	Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral, or the assets of Borrower or any Originator, by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency and such lien, levy or assessment is not stayed, vacated, paid or discharged within ten (10) days; or

(J)	Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process is entered or filed against Borrower any Originator or ArvinMeritor or any of their respective assets and remains undischarged, unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days, but in any event not later than five (5) days prior to the date of any proposed sale thereunder involving (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage): (1) as to Borrower, an amount in any individual case in excess of $ 12,300 or an amount in the aggregate at any time in excess of $12,500; or (2) as to ArvinMeritor or any Originator, in an amount at any time in any individual case in excess of $20,000,000; or

(K)	Dissolution. Any order, judgment or decree is entered against Borrower or any Originator decreeing the dissolution or split up of Borrower or any Originator and such order remains undischarged or unstayed for a period in excess of twenty (20) days, but in any event not later than five (5) days prior to the date of any proposed dissolution or split up; o r

(L)	Solvency. Borrower ceases to be solvent (as represented by Borrower in subsection 4.14) or admits in writing its present or prospective inability to pay its debts as they become due; or

(M)	Injunction. (i) Borrower is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business, or (ii) Collection Agent (while ArvinMeritor is Collection Agent), ArvinMeritor (as to its domestic business operations) or any Originator is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business (excluding any of ArvinMeritor’s non-domestic business operations) and such order continues for ten (10) days or more; or

(N)	Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect in all material respects or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(O)	Failure of Security. Agent, on behalf of itself and Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral, in each case, for any reason other than the failure of Agent or any Lender to take any action within its control; or

(P)	Damage, Strike, Casualty. Any material uninsured damage to, or loss, theft or destruction of, any Collateral, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities at any facility of any Originator if any such event or circumstance would reasonably be expected to have a Material Adverse Effect; or

(Q)	Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower, Collection Agent (while ArvinMeritor is Collection Agent) or any Originator, if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect; or

(R)	Forfeiture. There is filed against ArvinMeritor, Collection Agent (while ArvinMeritor is Collection Agent), Borrower or any Originator any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral.

(S)	Termination of Accounts Sale Agreement. The Accounts Sale Agreement is terminated pursuant to the terms of Section 6 thereof.

8.2     Suspension of Commitments.

Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, Agent may or upon demand by Requisite Lenders will, without notice or demand, immediately cease making additional Loans and the Commitments will be suspended; provided that, in the case of a Default, if the subject condition or event is waived or cured within any applicable grace or cure period, the Commitments will be reinstated.

8.3     Acceleration.

Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations will automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments will thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon demand by Requisite Lenders will, by written notice to Borrower, declare all or any portion of the Obligations to be, and the same will forthwith become, immediately due and payable and the Commitments will thereupon terminate.

8.4     Remedies.

If any Event of Default occurs and is continuing, in addition to and not in limitation of any other rights or remedies available to Agent and Lenders at law or in equity, Agent may, and will upon the request of Requisite Lenders, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral that is tangible property as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (b) withdraw all cash in the Blocked Accounts and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; and (c) without notice or demand or legal process, enter upon any premises of Borrower and take possession of the Collateral. Borrower agrees that, to the extent notice of sale of the Collateral or any part thereof is required by law, at least ten (10) days notice to Borrower of the time and place of any public disposition or the time after which any private disposition (which notice will include any other information required by law) is to be made will constitute reasonable notification. At any disposition of the Collateral (whether public or private), if permitted by law, Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, or licensing of the Collateral or any portion thereof for the account of Agent or such Lender. Agent will not be obligated to make any disposition of Collateral regardless of notice of disposition having been given. Borrower will remain liable for any deficiency. Agent may adjourn any public or private disposition from time to time by announcement at the time and place fixed therefor, and such disposition may, without further notice, be made at the time and place to which it was so adjourned. Agent is not obligated to make any representations or warranties in connection with any disposition of the Collateral. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter, enacted. Agent will not be required to proceed against any Collateral but may proceed against Borrower directly.

8.5     Appointment of Attorney-in-Fact.

Borrower hereby constitutes and appoints Agent as Borrower’s attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, Agent or otherwise, from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to enforce the obligations of any Account Debtor or other Person obligated on the Collateral and enforce the rights of Borrower with respect to such obligations and to any property that secures such obligations; (c) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Agent and Lenders with respect to any of the Collateral; (d) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Agent in its sole discretion, and such payments made by Agent to become Obligations, due and payable immediately without demand; (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper or General Intangibles and other Documents constituting Collateral; and (f) generally to take any act required of Borrower under Section 5 of this Agreement, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Borrower’s expense, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon the Collateral. Borrower hereby ratifies and approves all acts of Agent made or taken pursuant to this subsection 8.5. The appointment of Agent as Borrower’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder are in effect and until indefeasible payment in full, in cash, of all Obligations.

8.6     Limitation on Duty of Agent and Lenders with Respect to Collateral.

Beyond the safe custody thereof, Agent and each Lender will have no duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property. Neither Agent nor any Lender will be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by Agent in good faith.

8.7     Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and (b) as between the Agent and the Lenders, the proceeds of any sale of, or other realization upon, all or any part of the Collateral will be applied: first, to all fees, costs and expenses incurred by or owing to Agent and then any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of any bankruptcy or insolvency law would have accrued on such amounts); third, to the principal amounts of the Obligations outstanding; and fourth, to any other Obligations of Borrower owing to Agent or any Lender under the Loan Documents. Any balance remaining will be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

8.8     License of Intellectual Property.

Effective upon the occurrence and solely during the continuance of any Event of Default hereunder, Agent will have the royalty free, non-exclusive right and license to use all Intellectual Property owned or, where permitted, licensed to Borrower or Collection Agent, together with any goodwill associated therewith, only to the extent necessary to enable Agent to realize on the Collateral,  but in all cases subject to any otherwise enforceable restrictions, limitations or Liens held by third parties.  Notwithstanding the foregoing, the Agent shall not have any such right or license if the existence thereof would result in a breach of or default under any agreement to which Borrower or the Collection Agent is a party. This right and license, if any, will inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, forec losure, deed in lieu of foreclosure or otherwise.

8.9     Waivers; Non-Exclusive Remedies.

No failure on the part of Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents will operate as a waiver thereof; nor will any single or partial exercise by Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and will in no way limit any other remedies provided by law.

SECTION 9	AGENT

9.1     Agent.

(A)     Appointment. Each Lender and, upon obtaining an interest in any Loan, any participant, transferee or other assignee of any Lender irrevocably appoints, designates and authorizes GMAC CF as Agent to take such actions or refrain from taking such action as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees or agents will be liable for any action so taken. The provisions of this subsection 9.1 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Loan Party will have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent will act solely as agent of Lenders and does not assume and will not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(B)     Nature of Duties. Agent will have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of Agent will be mechanical and administrative in nature. Agent will not have by reason of this Agreement a fiduciary, trust or agency relationship with or in respect of any Lender, Borrower or any other Loan Party. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or will be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender will make its own appraisal of the credit worthiness of Borrower, and will have independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of Borrower, and Agent will have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein), whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent will send notice thereof to each Lender. Agent will promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(C)	Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents will be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent will be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Agent will not be liable for any apportionment or distribution of payments made by it in good faith (absent its own gross negligence) and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, will be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). Neither Agent nor any of its agents or representatives will be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent will be absolutely entitled to refrain from taking any action or to withhold any approval and will not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it has received such instructions from Requisite Lenders or all or such other portion of the Lenders as is prescribed by this Agreement. Without limiting the foregoing, no Lender will have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders in the absence of an express requirement for a greater percentage of Lender approval hereunder for such action.

(D)	Reliance. Agent will be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith. Agent will be entitled to rely, and will be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, fax, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent will be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(E)	Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not promptly reimbursed by Borrower; provided, however, no Lender will be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose will, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against, even if so directed by Lenders or Requisite Lenders, until such additional indemnity is furnished. The obligations of Lenders under this subsection 9.1(E) will survive the payment in full of the Obligations and the termination of this Agreement.

(F)	GMAC CF Individually. With respect to its Commitments and the Loans made by it, GMAC CF will have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms will, unless the context clearly otherwise indicates, include GMAC CF in its individual capacity as a Lender or one of the Requisite Lenders. GMAC CF, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. GMAC CF, either directly or through strategic affiliations, may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(G)     Successor Agent.

(1)     Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders. Such resignation will take effect upon the acceptance by a successor Agent of appointment as provided below.

(2)     Appointment of Successor. Upon any such notice of resignation pursuant to subsection 9.1(G)(1) above, Requisite Lenders will appoint a successor Agent which, unless an Event of Default has occurred and is continuing, must be reasonably acceptable to Borrower. If a successor Agent is not so appointed within said thirty (30) Business Day period, the retiring Agent, will then appoint a successor Agent, which, unless a Default or an Event of Default has occurred and is continuing, must be reasonably acceptable to Borrower, who will serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(3)	Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent will be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 will inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

(H)     Removal of Agent.

If the Lender that is the Agent becomes a Defaulting Lender, such Lender may be removed as Agent upon the written request of the Requisite Lenders. Such resignation or removal will take effect upon the appointment of a Successor Agent pursuant subsection 9.1(G) above.

(I)     Collateral Matters.

(1)     Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral upon termination of the Commitments and upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no valid and enforceable claims for indemnification have been asserted).

(2)	Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 9.1(H)(1) above), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under subsection 9.1(H)(1). To the extent Agent agrees to release any Lien granted to or held by Agent as authorized under subsection 9.1(H)(1), (a) Agent is hereby irrevocably authorized by Lenders to, execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral; provided, however, that Agent will not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create upon Agent any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (b) except when a release is to be made in connection with any termination of this Agreement, Borrower will provide at least ten (10) Business Days prior written notice of any request for any document evidencing such release of the Liens and Borrower agrees that any such release will not in any manner discharge, affect or impair the Obligations or any Liens granted to Agent on behalf of Agent and Lenders upon (or obligations of any Loan Party, in respect of) all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which will continue to constitute part of the property covered by this Agreement or the Loan Documents.

(3)	Absence of Duty. Agent will have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Agent and Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Agent will have no duty or liability whatsoever to any of the other Lenders; provided, however, that Agent will exercise the same care which it would in dealing with loans for its own account.

(J)     Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or Control. Should any Lender (other than Agent) obtain possession of any such assets, such Lender will notify Agent thereof, and, promptly upon Agent’s request therefor, will deliver such assets to Agent or in accordance with Agent’s instructions. The Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of the Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent and the Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to Borrower or any Originator, or any of their respective creditors or property, and will be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims. Any custodian in any judicial proceedings relative to Borrower or any Originator is hereby authorized by each Lender to make payments to the Agent and, in the event that the Agent will consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel, and any other amounts due the Agent. Nothing contained in this Agreement or the other Loan Documents will be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.

(K)	Exercise of Remedies. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Obligations, unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

9.2     Notice of Default.

Agent will not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice.

9.3     Action by Agent.

Agent will take such action with respect to any Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 8. Unless and until Agent has received any such request, Agent may (but will not be obligated to) take such action, or refrain from taking such action, with respect to any Default or Event of Default as it deems advisable or in the best interests of Lenders.

9.4     Amendments, Waivers and Consents.

(A)     Percentage of Lenders Required. Except as otherwise provided herein or in any of the other Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, will in any event be effective unless the same is in writing and signed by Requisite Lenders (or, Agent, if expressly set forth herein or in any of the other Loan Documents) and the applicable Loan Party; provided however, no amendment, modification, termination, waiver or consent will be effective, unless in writing and signed by all Lenders, to do any of the following: (1) increase any of the Commitments or increase the Commitment Cap in excess of $125 million; (2) reduce the principal of or the rate of interest on any Loan or reduce the fees payable with respect to any Loan; (3) extend the Termination Date or the scheduled due date for all or any portion of principal of the Loans or any interest or fees due hereunder; (4) amend the definition of the term “Requisite Lenders” or the percentage of Lenders which is required for Lenders to take any action hereunder; (5) amend, modify or waive this subsection 9.4 or the definitions of the terms used in this subsection 9.4 insofar as the definitions affect the substance of this subsection 9.4; (6) increase the percentage of Eligible Accounts in the definition of Borrowing Base or amend, waive or modify any component of the definition of Borrowing Base to increase the Borrowing Base; (7) release Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 7.3 or subsection 9.1 or under any other Loan Document); (8) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; or (9) amend, modify or waive this subsection 9.4; provided, further, that no amendment, modification, termination, waiver or consent affecting the rights or duties of Agent under this Section 9 or under any Loan Document will in any event be effective, unless in writing and signed by Agent, in addition to the Lenders required to take such action, and provided, further, that no amendment, modification, termination, waiver or consent of any provision relating to the Swingline Loan will be effective unless in writing and signed by Swingline Lender. Any amendment, modification, termination, waiver or consent effected in accordance with Section 9 will be binding upon each Lender or future Lender and, if signed by a Loan Party, on such Loan Party.

(B)	Specific Purpose or Intent. Each amendment, modification, termination, waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination, waiver or consent of the other Lenders will be required for Agent to take additional Collateral.

(C)	Failure to Consent; Replacement of Non-Consenting Lender. In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent. If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of all Lenders under this subsection 9.4, the consent of GMAC CF is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrower will have the right, so long as all such non-consenting Lenders are either replaced or prepaid as described in clauses (1) or (2) below, to either (1) replace the non-consenting Lenders with one or more Replacement Lenders pursuant to subsection 2.11(A), as if such Lender were an Affected Lender thereunder, but only so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver, or (2) prepay in full the Obligations of the non-consenting Lenders and terminate the non-consenting Lenders’ Commitments pursuant to subsection 2.11(B), as if such Lender were an Affected Lender thereunder.

Notwithstanding anything in this subsection 9.4, Agent and Borrower, without the consent of either Requisite Lenders or all Lenders, may execute amendments to this Agreement and the Loan Documents, which consist solely of the making of typographical corrections.

9.5     Assignments and Participations in Loans.

(A)     Assignments. Each Lender may assign its rights and delegate its obligations under this Agreement to an Eligible Assignee; provided, however, (1) such Lender (other than GMAC CF, for as long as it is, and after such proposed assignment will continue to be, the Agent) will first obtain the written consent of Agent, and, provided that no Event of Default then exists and is continuing, of Borrower, neither of which will be unreasonably withheld, (2) the amount of Commitments and Loans of the assigning Lender being assigned will in no event be less than the lesser of (a) $5,000,000 or (b) the entire amount of the Commitments and Loans of such assigning Lender and, and (3) the parties to such assignment will execute and deliver to Agent for acceptance and recording an Assignment and Acceptance Agreement together with (i) a processing and recording fee of $3,500 payable by the assigning Lender to Agent and (ii) each of the Notes originally delivered to the assigning Lender (if any). The administrative fee referred to in clause (3) of the preceding sentence will not apply to an assignment of a security interest in all or any portion of a Lender’s rights under this Agreement or the other Loan Documents, as described in clause (1) of subsection 9.5(D) below. Upon receipt of all of the foregoing, Agent will notify Borrower of such assignment and Borrower will comply with its obligations under the last sentence of subsection 2.1(G). In the case of an assignment authorized under this subsection 9.5, the assignee will be considered to be a “Lender” hereunder and Loan Parties hereby acknowledge and agree that any assignment will give rise to a direct obligation of Loan Parties to the assignee. The assigning Lender will be relieved of its obligations to make Loans hereunder with respect to the assigned portion of its Commitment, but shall not be relieved of any of its other obligations or liabilities hereunder. Notwithstanding any provision to the contrary, any Lender (an “ Assigning Lender”) may assign to one or more wholly owned special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such Assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPV will have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. The Assigning Lender will remain liable for all its original obligations under this Agreement and those arising after the date of such assignment, including its Commitment (although the unused portion thereof will be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Agent and Borrower may deliver notices to the Assigning Lender (as agent for the SPV) and not separately to the SPV unless the Agent and Borrower are requested in writing by the SPV to deliver such notices separately to it. The Borrower will, at the request of any Assigning Lender, execute and deliver to such Person as such Assigning Lender may designate, a Note in the amount of such Assigning Lender's original Note (if any), to evidence the Loans of such Assigning Lender and related SPV.

(B)	Participations. Each Lender may sell participations in all or any part of any Loans or Commitments made by it to another Person. All amounts payable by Borrower hereunder will be determined as if that Lender had not sold such participation. A Lender may not sell a participation if under the terms of such participation, the vote or assent of the holder is or may be required in order for such Lender to take or omit to take any action hereunder except action directly effecting (1) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (2) any extension of the Termination Date or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (3) any release of substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 7.3 or subsection 9.1 or under any other Loan Document). Borrower hereby acknowledges and agrees that the participant under each participation will for purposes of subsections 2.8, 2.9, 9.6 and 1 1.2 be considered to be a “Lender”.

(C)	No Relief of Obligations; Cooperation; Ability to Make LIBOR Loans. Except for assignments made in accordance with subsection 9.5(A), in which case the rights and obligations of the applicable parties will be governed by subsection 9.5(A), no Lender will, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower, Collection Agent and Originators in the possession of that Lender from time to time to Eligible Assignees and participants (including prospective assignees and participants) who agree in writing to be bound by subsection 11.18 of this Agreement. Borrower agrees that it will use its reasonable best efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda; provided, however, that neither Borrower nor any of its Affiliates will be obligated to incur any out-of-pocket costs in connection with such efforts. Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders will remain capable of making LIBOR Loans, no Person will become a Lender, New Lender or participant hereunder unless such Person is also capable of making LIBOR Loans.

(D)	Security Interests; Assignment to Affiliates. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time following written notice to Agent (1) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Person; provided, however (a) no such pledge or grant of security interest to any Person will release such Lender from its obligations hereunder or under any other Loan Document and (b) the acquisition of title to such Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person will be subject to the provisions of this Agreement and the other Loan Documents in all respects including, without limitation, any consent required by subsection 9.5; and (2) subject to complying with the provisions of subsection 9.5 (A) (other than the consent of Agent and, if applicable, Borrower), assign all or any portion of its funded loans to an Eligible Assignee which is an Affiliate of such Lender or its parent company, to one or more other Lenders, or to a Related Fund. For purposes of this paragraph, a “ Related Fund” means, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by such Lender or by the same investment advisor that manages such Lender or by an Affiliate of such investment advisor.

(E)	Recording of Assignments. Agent will maintain at its office in New York, New York a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register ”). The entries in the Register will be presumptive evidence of the amounts due and owing to Lender in the absence of manifest error. Borrower, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register will be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

9.6     Set Off and Sharing of Payments.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Obligations; except that no Lender will exercise any such right without the prior written consent of Agent. Any Lender exercising its right to set off will purchase for cash (and the other Lenders will sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so will deliver such amount so set off to Agent for the benefit of Agent and of all Lenders in accordance with their Pro Rata Shares.

9.7     Disbursement of Funds.

Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender will reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan or Advance before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent will advise each Lender by telephone, telex, fax or telecopy of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. New York City time on the Funding Date applicable thereto, and each such Lender will pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.

9.8     Settlements, Payments and Information.

(A)     Revolving Advances and Payments; Fee Payments.

(1)     Fluctuation of Revolving Loan Balance. The Revolving Loan balance may fluctuate from day to day through Agent’s disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 2 and subsection 9.7, Revolving Advances and repayments will be settled according to the procedures described in this subsection 9.8. Notwithstanding these procedures, each Lender’s obligation to fund its portion of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

(2)	Settlement Dates. Once each week for the Revolving Loan or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, fax or telecopy of the amount of each such Lender’s Pro Rata Share of the Revolving Loan. In the event payments are necessary to adjust the amount of such Lender’s required Pro Rata Share of the Revolving Loan balance to such Lender’s actual Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other’s account not later than 3:0 0 p.m. New York City time on the Business Day following the Settlement Date. For purposes of settlements under this Agreement, payments received by Agent or a Lender after 3:00 p.m. New York City time on any Business Day will be treated as having been received on the next Business Day.

(3)	Settlement Definitions. For purposes of this subsection 9.8(A), the following terms and conditions will have the meanings indicated:

(a)     “Daily Loan Balance” means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a Loan advanced by such Lender to Agent on that Loan from the Closing Date through and including such calendar day.

(b)	“Daily Interest Rate” means an amount calculated by dividing the interest rate payable to a Lender on a Loan (as set forth in subsection 2.2) as of each calendar day by three hundred sixty (360).

(c)	“Daily Interest Amount” means an amount calculated by multiplying the Daily Loan Balance of a Loan by the associated Daily Interest Rate on that Loan.

(d)	“Interest Ratio” means a number calculated by dividing the total amount of the interest on a Loan received by Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from Borrower during the immediately preceding month.

(4)     Settlement Payments. On the first Business Day of each month in respect of Base Rate Loans or the first Business Day of the month following the month in which any LIBOR Interest Period ends (“ Interest Settlement Date”), Agent will advise each Lender by telephone, fax or telecopy of the amount of such Lender’s share of interest and fees on each of the Loans as of the end of the last day of the immediately preceding month or LIBOR Interest Period, as applicable. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time after the date hereof or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. New York City time on the next Business Day following the Interest Settlement Date, such Lender’s share of interest and fees on each of the Loans. Such Lender’s share of interest on each Loan will be calculated for that Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Loan and multiplying the total thereof by the Interest Ratio for that Loan. Such Lender’s share of the Unused Line Fee described in subsection 2.3(A) will be an amount equal to (a)(i) such Lender’s average Commitment during such month, less (ii) such Lender’s average Daily Loan Balance of the Revolving Loans, in each case for the preceding month, multiplied by (b) the appropriate monthly percentage prescribed by subsection 2.3(A). Such Lender’s share of all other fees paid to Agent for the benefit of Lenders hereunder will be paid and calculated based on such Lender’s Commitment with respect to the Loans on which such fees are associated. To the extent Agent does not receive the total amount of any fee owing by Borrower under this Agreement (except for shortages arising from Borrower’s right to withhold payment of fees for any Defaulting Lender pursuant to subsection 2.3), each amount payable by Agent to a Lender under this subsection 9.8(A)(4) with respect to such fee will be reduced on a pro rata basis. Any funds disbursed or received by Agent pursuant to this Agreement, including, without limitation, under subsections 9.7 and 9.8(A)(1), prior to the Settlement Date for such disbursement or payment will be deemed advances or remittances by GMAC CF, in its capacity as a Lender, for purposes of calculating interest and fees pursuant to this subsection 9.8(A)(4).

(B)     Return of Payments.

(1)     Recovery after Non-Receipt of Expected Payment. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the Federal Funds Effective Rate.

(2)	Recovery of Returned Payment. If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

9.9     Documents to Lenders.

     Agent agrees to use its best efforts to provide to all Lenders, promptly on receipt, copies of all financial statements, projections, reports, notices and Compliance Certificates received from Borrower, Collection Agent or Originators under the Loan Documents; provided, however, Agent will have no obligation or liability to Lenders for any failure to provide or delay in providing the forgoing documents to the Lenders.

9.10     Conduct of Audits.

     Agent agrees that Audits will be conducted by a third party consulting firm reasonably acceptable to the Requisite Lenders; provided however, at Agent’s option, Agent’s internal auditing staff may participate in Audits and Agent will be compensated for the services of such internal auditors as provided in subsection 2.3(C).

SECTION 10	COLLECTION AGENT

10.1     ArvinMeritor as Initial Collection Agent.

The servicing, administering and collection of Borrower’s Accounts will be conducted by the Person designated from time to time as Collection Agent under this Agreement. Until (i) the occurrence and during the continuance of an Event of Default and (ii) Agent notifies ArvinMeritor and Borrower in writing of the revocation of such power and authority, Borrower, the Lenders and the Agent hereby appoint ArvinMeritor to act as Collection Agent under the Loan Documents.

10.2     Certain Duties of the Collection Agent.

(A)     Authorization to Act as Borrower’s Agent. Borrower hereby appoints ArvinMeritor, for such time as it is the Collection Agent , as its agent for the following purposes: (i) selecting the amount of each requested Loan and executing Notices of Borrowing on behalf of Borrower; (ii) making transfers among, deposits to and withdrawals from all deposit accounts of Borrower for the purposes described in the Loan Documents; (iii) arranging payment by Borrower of all fees, expenses, other Obligations and other amounts payable under the Loan Documents; (iv) causing the repayment and prepayment of the Loans as required and permitted pursuant to subsection 2.4; and (v) executing and preparing Borrowing Base Certificates and other reports required by the Loan Documents; provided, however, that Collection Agent will act in such capacity only as an agent of Borrower and will incur thereby no additional obligations with respect to any Loan, and nothing herein will be deemed to authorize Collection Agent to take any action as Borrower’s agent which Borrower is precluded from taking itself. Borrower irrevocably agrees that (A) it will be bound by all proper actions taken by Collection Agent pursuant to the preceding sentence, and (B) the Agent, the Lenders and the banks holding all deposit accounts of Borrower are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from Collection Agent on behalf of Borrower.

(B)	Collection Agent to Act as Collection Agent.

(1)     Collection Agent will service and administer the Accounts on behalf of Borrower and Agent and will have full power and authority, acting alone and/or through sub-Collection Agents as provided in subsection 10.2(B)(3), to do any and all things which it may deem reasonably necessary or desirable in connection with such servicing and administration and which are consistent with this Agreement and the Credit and Collection Policy. Consistent with the terms of this Agreement, Collection Agent may waive, modify or vary any term of any Account or consent to the postponement of strict compliance with any such term or in any manner, and may grant indulgence to any Account Debtor if, in Collection Agent’s reasonable determination, such waiver, modification, postponement or indulgence is not materially adverse to the interests of Borrower or the Agent (for the benefit of the Lenders); provided, however, that Collection Agent may not permit any modification with respect to any Account that would reduce the unpaid balance (except for actual payments thereof), or extend the due date thereof, except that Collection Agent may take such actions (a) with respect to Defaulted Accounts if such actions will, in Collection Agent’s reasonable business judgment, maximize the Collections thereof, or (b) in the ordinary course consistent with historical practices or the Credit and Collection Policy. Without limiting the generality of the foregoing, Collection Agent in its own name or in the name of Borrower is hereby authorized and empowered by Borrower when Collection Agent believes it appropriate in its best judgment to execute and deliver, on behalf of Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Accounts.

(2)	Collection Agent will service and administer the Accounts by employing such procedures (including collection procedures) and degree of care, in each case consistent with applicable law, the Credit and Collection Policy and with prudent industry standards, as are customarily employed by Collection Agent in servicing and administering accounts owned or serviced by Collection Agent comparable to the Accounts. Collection Agent will not take any action to impair the Agent ’s Lien in any Account, except to the extent allowed pursuant to this Agreement or required by law.

(3)	At any time while ArvinMeritor is acting as the Collection Agent hereunder, ArvinMeritor may delegate, and ArvinMeritor hereby advises the Lenders and the Agent that it has delegated, to each of the Originators, as a sub-Collection Agent of the Collection Agent, certain of its duties and responsibilities as Collection Agent hereunder. Without the prior written consent of the Agent, ArvinMeritor will not be permitted to delegate any of its duties or responsibilities as Collection Agent to any Person other than (i) Borrower, (ii) the Originators, and (iii) with respect to certain Defaulted Accounts, outside collection agencies in accordance with its customary practices. Neither Borrower nor any Originator will be permitted to further delegate to any other Person any of the duties or responsibilities of the Collection Agent delegated to it by ArvinMeritor. Notwithstanding the foregoing: (i) ArvinMeritor will be and remain primarily liable to the Agent and the Lenders for the full and prompt performance of all duties and responsibilities of each sub-Collection Agent hereunder except to the extent Agent or the Lenders assign such duties and responsibilities to another Collection Agent, and (ii) the Agents and the Lenders will be entitled to deal exclusively with ArvinMeritor in matters relating to the discharge by the Collection Agent of its duties and responsibilities hereunder. If at any time following the occurrence and during the continuance of an Event of Default, the Agent designates as Collection Agent any Person other than ArvinMeritor, all duties and responsibilities theretofore delegated by ArvinMeritor to any Originator may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to ArvinMeritor and to Borrower and the applicable Originator.

(4)	Except as provided in the final sentence of the preceding clause (3), for so long as ArvinMeritor is the Collection Agent, the Agent and the Lenders will not be required to give notice, demand or other communication to any Person other than ArvinMeritor in order for communication to the Collection Agent and its sub-Collection Agent or other delegate with respect thereto to be accomplished. ArvinMeritor, at all times that it is the Collection Agent, will be responsible for providing any sub-Collection Agent or other delegate of the Collection Agent with any notice given to the Collection Agent under this Agreement.

(5)	Collection Agent may take such actions as are necessary to discharge its duties as Collection Agent in accordance with this Agreement, including the power to execute and deliver on behalf of Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of Collection Agent’s duties under this Agreement (including consents, waivers and discharges relating to the Account). Collection Agent will keep or will cause the sub-Collection Agents to keep records covering the transactions contemplated by this Agreement, including the identity and collection status of each Account purchased by Borrower from any Originator and the Deemed Collections.

(C)     Collections.

(1)     On or prior to the Closing Date, Borrower and Collection Agent established and will maintain thereafter the following system of collecting and processing collections of Accounts: Account Debtors will be instructed to make payment of Accounts only (i) by check, draft or money order mailed to one of the Lockboxes (such payments, upon receipt in such a lockbox, being referred to herein as “Mail Payments”), or (ii) by wire transfer, SWIFT, ACH or other electronic payment to a Blocked Account.

(2)	Pursuant to agreements between and among Borrower, each Collecting Bank, and the Agent governing the Blocked Accounts, Borrower has instructed each Collecting Bank to transfer on a each Business Day all payments or deposits to the Blocked Accounts into Agent’s Account. If Borrower, Collection Agent or any of their Affiliates, employees, agents or any other Persons acting for or in concert with Borrower, receives any monies, checks, notes, drafts or any other payments constituting Collections and/or or any proceeds of Borrower’s Accounts or Collateral, Borrower or Collection Agent, will or will instruct such other Person to hold the same in trust for Agent, and, immediately upon receipt thereof, will remit the same or cause the same to be remitted, in kind, to a Lockbox, a Blocked Account or the Agent’s Account.

(3)	Borrower and Collection Agent (for itself and on behalf of any sub-collection Agent(s)) hereby irrevocably waive any right to set-off or otherwise deduct any amount owing by or to them from any Collections received by them prior to remittance thereof in accordance with this Agreement.

(4)	In performing its duties and obligations hereunder, Collection Agent (i) will not impair the rights of Borrower or the Agent, in any Accounts, except as otherwise permitted by this Agreement, (ii) will not release any goods securing an Account from the lien created by such Account except as specifically provided for herein, and (iii) will be entitled to commence or settle any legal action to enforce collection of any Account or to foreclose upon or repossess any goods securing such Account. In the event that Collection Agent breaches any of its covenants set forth in clause (i), or (iii) of this subsection 10.2(C)(4), Collection Agent will pay to Agent the Unpaid Balance of each Account affected thereby on demand by Agent.

(5)	All payments or other amounts collected or received by Collection Agent in respect of an Account will be applied to the Unpaid Balance of such Account.

(6)	All payments and other amounts collected or received by Agent (whether received into any Lockbox or Blocked Account or otherwise) in respect of property that is not part of the Collateral, including payments on Designated Accounts and other amounts owed to any Originator that have not been sold to Borrower under the Accounts Sale Agreement (“ Third Party Proceeds”), may be applied to reduce the Obligations in accordance with the terms of this Agreement and Borrower may recover such Third Party Proceeds by requesting a Revolving Advance, the proceeds of which Borrower shall use to make the appropriate remittance to the party entitled to the Third Party Proceeds. However, if Borrower or Collection Agent advise Agent in writing that Agent will be receiving Third Party Proceeds prior to Agent’s application of the Third Party Proceeds to the Obligations, Agent agrees to use commercially reasonable efforts to segregate and remit such Third Party Proceeds to the owner thereof pursuant to Borrower’s or Collection Agent’s written instructions, as promptly thereafter as such payments or amounts are determined not to be Collections.

10.3     Servicing Compensation.

Collection Agent, as compensation for its activiti es hereunder, will be entitled to receive the Servicing Fee, payable by Borrower. Collection Agent will be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any sub-Collection Agent) and will not be entitled to reimbursement therefor except as specifically provided herein.

10.4     Agreement Not to Resign.

ArvinMeritor acknowledges that the Agent and the Lenders have relied on ArvinMeritor’s agreement to act as Collection Agent hereunder in their respective decisions to execute and deliver the respective Loan Documents to which they are parties. In recognition of the foregoing, ArvinMeritor agrees not to resign as Collection Agent voluntarily, except as required by law (as evidenced by the delivery of an outside opinion of counsel to Collection Agent, in form and substance satisfactory to the Agent), without the prior written consent of the Agent.

10.5     Designation of Collection Agent.

Borrower agrees not to designate any Person other than ArvinMeritor as Collection Agent without the prior written consent of each Agent.

10.6     Termination.

The authorization of Collection Agent to act on behalf of Borrower under this Agreement and the other Loan Documents will terminate at the sole discretion of Agent upon the replacement of Collection Agent by a successor Collection Agent selected by the Agent following the occurrence and during the continuation of an Event of Default.

10.7     Revocation of Agency.

At any time during the continuance of any Event of Default the Requisite Lenders may, in their sole discretion, notify Collection Agent in writing of the revocation of its appointment as Collection Agent hereunder. Upon revocation of Collection Agent’s appointment hereunder, the Requisite Lenders will appoint a successor Collection Agent. Collection Agent agrees that upon receipt of written notification from Agent of the revocation of Collection Agent’s appointment as Collection Agent hereunder, Collection Agent will, at its sole cost and expense, cooperate with and assist the successor Collection Agent, including, without limitation, providing access to, and transferring, the originals or accurate copies of all Account Files and documents, including data-processing records, relating thereto (which will be held in trust for the benefit of the parties hereto in accordance with their respective interests) and, by allowing the successor Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Accounts to the extent such use is permitted by, or would not result in a breach or default under any agreement with respect thereto (it being understood and agreed that ArvinMeritor will use commercially reasonable efforts to obtain permission for such successor Collection Agent’s use of such software). ArvinMeritor irrevocably agrees to act (if requested to do so) as the data-processing agent for the successor Collection Agent (in substantially the same manner as ArvinMeritor conducted such data-processing functions while it acted as Collection Agent). All costs and expenses incurred by the Collection Agent, successor Collection Agent, Lenders, Agents or their respective counsel in connection with any transfer of servicing are for the account of ArvinMeritor and Borrower, jointly and severally.

SECTION 11	MISCELLANEOUS

11.1     Expenses and Attorneys’ Fees.

Borrower agrees to promptly pay all out-of-pocket fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses will be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses incurred by Agent (including attorneys' fees and expenses, and fees of accountants and other professionals retained by Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses incurred by Agent (including attorneys' fees and expenses, and fees of accountants and other professionals retained by Agent) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses (including attorneys' fees and expenses) incurred by Agent or any Lender in creating, perfecting and maintaining perfection of Liens in favor of Agent, on behalf of Agent and Lenders; (d) fees, costs and expenses incurred by Agent in connection with forwarding to Borrower the proceeds of Loans including Agent’s or any Lenders ’ ACH or wire transfer fees (subject to Agent’s and Lender’s obligations in subsection 2.3); (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent or any Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including attorneys' fees and expenses) of Agent or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

11.2     Indemnity.

In addition to the payment of expenses pursuant to subsection 11.1, whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, pay and hold Agent and each Lender, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Agent or any Lender, to evaluate or monitor the Collateral, affiliates and attorneys of Agent or any Lender (collectively called the “Indemnitees ”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee will be designated a party thereto) imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Agent or any Lender, Agent’s and each Lender’s agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided that Borrower will have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a final non-appealable judgment by a court of competent jurisdiction.

11.3     Notices.

Unless otherwise specifically provided herein, all notices must be in writing addressed to the respective party as set forth below and may be personally served, faxed, telecopied or sent by overnight courier service or United States mail and will be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax or telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York City time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) Business Days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

     If to Borrower, ArvinMeritor

     or an Originator:     ArvinMeritor Receivables Corporation
               2135 West Maple Road
               Troy, MI 48084
               Attn: Assistant Treasurer

               Fax/Telecopy No.: (248) 435-0663

               ArvinMeritor, Inc.
               2135 West Maple Road
               Troy, MI 48084
               Attn: Assistant Treasurer
               Fax/Telecopy No.: (248) 435-0663

     With a copy to:     ArvinMeritor, Inc.

               2135 West Maple Road
               Troy, MI 48084

               Attn: Legal Department

               Fax/Telecopy No.: (248) 435-2184

               and to

     With a copy to:     Baker & Daniels LLP

               300 North Meridian Street, Suite 2700

               Indianapolis, Indiana 46204-1782

               Telephone: (317) 237-1189

               Telecopier: (317) 237-1000
               Attn: Rebecca A. Richardson, Esq.

     If to Agent or to GMAC CF:     GMAC Commercial Finance LLC

               1290 Avenue of the Americas, 3rd Floor

               New York, New York 10104

               Attn:      SFD Portfolio Manager

               Fax/Telecopy No.: (212) 884-7692

     With a copy to:     GMAC Commercial Finance LLC

               1290 Avenue of the Americas

               New York, New York 10104

               Attn: Legal Services/SFD

               Fax/Telecopy No.: (212) 884-7693

               and to

               Honigman Miller Schwartz and Cohn LLP

               660 Woodward Avenue

               2290 First National Building

               Detroit, Michigan 48226-3506

               Attn: Donald F. Baty, Jr. Esq.

               Fax/Telecopy No: (313) 465-7315

If to any Lender:      Its address indicated on the signature page hereto, in an Assignment and Acceptance Agreement, Commitment and Acceptance or in a separate notice to Agent and Borrower given in accordance with this subsection 11.3.

or to such other address as the party addressed has previously designated by written notice to the serving party, given in accordance with this subsection 11.3.

11.4     Survival of Representations and Warranties and Certain Agreements.

All agreements, representations and warranties made herein will survive the execution and delivery of this Agreement, subject to any limitations in Section 4 related to continuing representations and warranties. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower, Agent, and Lenders set forth in subsections 9.1(E), 11.2, 11.6, 11.11, 11.14, and 11.15 will survive the payment of the Loans and the termination of this Agreement.

11.5     Indulgence Not Waiver.

No failure or delay on the part of Agent, any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor will any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.6     Marshaling; Payments Set Aside.

Neither Agent nor any Lender will be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Agent and/or any Lender or Agent and/or any Lender enforces its security interests or exercises any rights of setoff it may have by agreement or under applicable law, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, will be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.7     Certain Consents.

In respect of any consents of the Requisite Lenders that may be required by subsections 4.5(D), 7.12, 7.14 or 7.18, the Lenders will not unreasonably withhold or delay their consent after a written request to Agent is made by Borrower for such consent(s).

11.8     Entire Agreement.

This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

11.9     Severability.

The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents will not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents.

11.10     Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.

The obligation of each Lender hereunder is several and not joint and neither Agent nor any Lender will be responsible for the obligation or Commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto will be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender will be a separate and independent debt, and, provided Agent fails or refuses to exercise any remedies against Borrower after receiving the direction of the Requisite Lenders, each Lender will be entitled to protect and enforce its rights arising out of this Agreement and it will not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.11     Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose or be given any substantive effect.

11.12     APPLICABLE LAW.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WILL BE GOVERNED BY, AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT TO THE EXTENT ANY SUCH OTHER LOAN DOCUMENT EXPRESSLY SELECTS THE LAW OF ANOTHER JURISDICTION AS GOVERNING LAW THEREOF, IN WHICH CASE THE LAW OF SUCH OTHER JURISDICTION WILL GOVERN.

11.13     Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, Borrower may not assign its rights or obligations hereunder without the written consent of Lenders.

11.14     No Fiduciary Relationship; No Duty; Limitation of Liabilities.

(A)     No Fiduciary Relationship.

No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties will be deemed to create any fiduciary duty by Agent or any Lender to Borrower.

(B)     No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Lender will have the right to act exclusively in the interest of Agent or such Lender and will have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s shareholders or any other Person.

                  (C)    Limitation of Liabilities. Neither Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Agent or any Lender will have any liability with respect to, and Borrower hereby waivers, releases, and agrees not to sue any of them upon, any claim for any punitive, special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

11.15	Lenders’ Compliance With Certain Laws.

(A)     Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the U.S. Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identification procedures; (ii) and recordkeeping; (iii) comparisons with government lists, (iv) customer notices; or (v) other procedures required under the CIP regulations or such other laws or regulations.

(B)     Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the U.S. Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the U.S. Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the U.S. Patriot Act.

11.16     CONSENT TO JURISDICTION.

BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESSES FOR NOTICES GIVEN PURSUANT TO SECTION 11.3 OF THIS AGREEMENT AND SERVICE SO MADE WILL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER OR OF ITS AFFILIATES WILL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). EACH PARTY WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY ANY OTHER PARTY, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER ITS CONTROL AND RELATING TO THE DISPUTE.

11.17     WAIVER OF JURY TRIAL.

BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.18     Construction.

Borrower, Agent and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel. This Agreement and the other Loan Documents will be construed as if jointly drafted by Borrower, Agent and each Lender.

11.19     Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents, or supplements may be executed via telecopier or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which counterparts together will constitute one and the same instrument. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto.

11.20     Sole Lead Arranger and Book Runner.

GMAC CF, as Sole Lead Arranger and Booker Runner will not have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as Agent or as a Lender. Without limiting the foregoing, GMAC CF will not have or be deemed to have any fiduciary relationship with any Lender as a result of being named as Sole Lead Arranger and Book Runner. Each Lender acknowledges that it has not relied, and will not rely, on GMAC CF so identified as Sole Lead Arranger and Book Runner in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.

11.21     Confidentiality.

Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and not to disclose such information to Persons other than to: its respective affiliates, officers, directors and employees; or its potential assignees or participants; or Persons employed by or engaged by Agent, a Lender or a Lender’s assignees or participants who agree to exercise their best efforts to keep such information confidential, including without limitation, attorneys, auditors, professional consultants, rating agencies and portfolio management services. The confidentiality provisions contained in this subsection will not apply to disclosures (a) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process or (b) consisting of general portfolio information that does not identify Borrower. The obligations of Agent and Lenders under this subsection will supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. In no event will Agent or any Lender be obligated or required to return any materials furnished by Borrower.

Notwithstanding the foregoing, and notwithstanding any other express or implied agreement or understanding to the contrary, each of the parties hereto and their respective employees, representatives, and other agents are authorized to disclose the tax treatment and tax structure of these transactions to any and all persons, without limitation of any kind. Each of the parties hereto may disclose all materials of any kind (including opinions or other tax analyses) insofar as they relate to the tax treatment and tax structure of the transactions contemplated by the Loan Documents. This authorization does not extend to disclosure of any other information including (without limitation) (a) the identities of participants or potential participants in the transactions (b) the existence or status of any negotiations, (c) any pricing or other financial information, or (d) any other term or detail not related to the tax treatment and tax structure of the transactions contemplated by the Loan Documents. The confidentiality provisions contained in this Agreement will not prohibit disclosures to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV.

11.22     Publication.

Borrower consents to the publication by Agent of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided, however, Agent will provide a draft of any such tombstone or similar advertising material to Borrower for review and approval (not to be unreasonably withheld) prior to the publication thereof. Agent and Lenders reserve the right to provide industry trade organizations information necessary and customary for inclusion in league table measurements.

[remainder of this page is blank][Signature page to Loan and Security Agreement dated September 8, 2009]

The respective duly authorized officers of the undersigned have executed this Agreement as of the date first written above.

ARVINMERITOR RECEIVABLES CORPORATION

By: /s/ Jeffrey Craig

     Jeffrey Craig
     Vice President and Controller

ARVINMERITOR, INC.

By: /s/ Jeffrey Craig

     Jeffrey Craig
     Senior Vice President and
     Chief Financial Officer

GMAC COMMERCIAL FINANCE LLC

By: /s/ George Grieco

Title: Managing Director

      Commitment:     $50,000,000

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Eero H. Maki

Title: Director

     Commitment:     $35,000,000

COLE TAYLOR BANK

By: /s/ Kavian Boots

Title: Managing Director

     Commitment:     $20,000,000

Rider A

REPORTING RIDER

This Reporting Rider is attached and made a part of that certain Loan and Security Agreement, dated as of September 8, 2009 and entered into among ArvinMeritor Receivables Corporation, ArvinMeritor, Inc., Agent and Lenders.

Borrower or ArvinMeritor, as applicable, will:

1.	Financial Statements. Furnish Agent:

(A)     within 105 days after the close of each of its fiscal years, (A) a copy of the unaudited balance sheet of Borrower, in each case, as at the end of such year, together with the related statement of earnings for such year, certified by an Authorized Officer of Borrower (which certifica tion shall state that such balance sheet and statement or earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes), and (B) a Compliance Certificate of such officer stating that such officer has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such officer, such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;

(B)	within 105 days after the close of each of ArvinMeritor’s fiscal years, annual audited consolidated financial statements for ArvinMeritor and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income, statement of consolidated shareowners’ equity, and statement of cash flows, all prepared in accordance with GAAP, accompanied by an unqualified audit report of a Big Four Accounting Firm; and

(C)	within 55 days after the close of each of the first three quarterly periods of each of its fiscal years, (i) unaudited consolidated financial statements for ArvinMeritor and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income and statement of cash flows, all prepared in accordance with GAAP, for the period from and including the beginning of such fiscal year to and including the end of such quarter, (ii) the unaudited balance sheet of Borrower as of the end of such period, together with related statement of earnings for such period, and (iii) a Compliance Certificate of an Authorized Officer of ArvinMeritor to the effect that no Default or Event of Default has occurred and is continuing, or if, in the opinion of such officer, such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

2.

Borrowing Base Certificate. Deliver to a Borrowing Base Certificate updated as of the close of business on the prior Business Day (a) with each Notice of Borrowing, (b) and in all cases, on the last Business Day of each week (or more frequently if reasonably required by Agent).

3.

Collateral Reports. Deliver to Agent on or before the seventeenth (17th) day of each month as and for the prior month (a) accounts receivable agings for Borrower, (b) a customer concentration report, (c) a customers on credit hold report, (d) a report detailing Account balances for customers who have Contracts with the Originators that impose future supply obligations, and (e) a detailed core returns report. In addition, Borrower must deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent  may require including, without limitation, trial balances and test verifications. The items to be provided under this paragraph 3 are to be in form satisfactory to Agent and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent will not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

4.

Electronic Records. With each Borrowing Base Certificate, an electronic copy (in a format reasonably acceptable to Agent) of all data and other information reasonably necessary for a replacement Collection Agent to service the Accounts should Agent terminate the existing Collection Agent’s right and obligation to do so.

5.

Government Accounts. Notify Agent immediately if any of its Accounts arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them, the assignment of which claim is restricted by law.

6.

Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the IRC, could subject any Loan Party to a tax imposed by Section 4971 of the IRC; (d) each and every default by any Loan Party which might reasonably be expected to result in the acceleration of the maturity of any Material Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

7.

Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent or any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to have a Material Adverse Effect, and affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

8.	Other Reports.

          (A)     Provide Agent with access to, as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as ArvinMeritor sends to its stockholders (it being understood that such reports may also satisfy the reporting obligations in Section 1 of the Reporting Rider);
          (B)      Provide Agent, within five (5) Business Days of delivery to the Administrative Agent under the Parent Credit Agreement, copies of all (i) compliance certificates provided pursuant to the Parent Credit Agreement, and (ii) written budgets and cash flow forecasts, if any, and written updates thereto (including any written updates of the Projections), in each case as required by the terms of the Parent Credit Agreement or provided at the request of the Administrative Agent acting under the authority of the Parent Credit Agreement.

9.

Additional Information. Furnish Agent with such additional information as Agent reasonably requests in order to enable Agent to determine whether the terms, covenants, provisions and conditions of the Loan Documents have been complied with by the applicable Loan Parties, including an accounts payable listing for each Originator.

10.	Projections. Furnish Agent, no later than the beginning of each fiscal year of ArvinMeritor, commencing with fiscal year 2011, quarterly Projections for such fiscal year

11.

Notice of Suits, Adverse Events. Furnish Agent with prompt notice of (i) any lapse or other termination of any license or permit issued to any Loan Party by any Governmental Authority or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Authority or any other Person to renew or extend any such license or permit; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Authority or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Agent or any Lender, and (iv) copies of any material notices and other communications from any Governmental Authority or Person which specifically relate to any Loan Party, in each case to the extent such lapses, terminations, refusals, notices, or other communications can be reasonably expected to have a Material Adverse Effect.

12.

ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the IRC) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing occurs, (v) any Loan Party or any member of the Controlled Group receives from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group receives any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the IRC, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group receives a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or payment; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

Notwithstanding anything to the contrary, the Borrower shall be deemed to have complied with the applicable delivery requirements under this Reporting Rider by providing notification in writing (which may be in electronic format) to the Agent that the required documents are publicly available through ArvinMeritor’s website or other publicly available electronic medium and providing the hyperlink or other appropriate locational information for obtaining such information.

DETROIT.3822501.12